Exhibit (a)(1)(i)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of

ViroPharma Incorporated

at

$50.00 Net Per Share

by

Venus Newco, Inc.
a wholly owned subsidiary of

Shire Pharmaceutical Holdings Ireland Limited

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 6:00 P.M., NEW YORK CITY
TIME, ON THURSDAY, DECEMBER 26, 2013, UNLESS THE OFFER IS EXTENDED.

        This offer is being made pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of November 11, 2013, among ViroPharma Incorporated, a Delaware corporation ("ViroPharma"), Shire Pharmaceutical Holdings Ireland Limited, a company incorporated in Ireland ("SPHIL"), Venus Newco, Inc., a Delaware corporation and a wholly owned subsidiary of SPHIL ("Purchaser") and, solely for the limited purposes set forth therein, Shire plc, a company incorporated in Jersey, Channel Islands. Purchaser is offering to purchase all of the shares of common stock, par value $0.002 per share, of ViroPharma for $50.00 per share, net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements hereto and thereto, collectively constitute the "Offer").

        The Board of Directors of ViroPharma has unanimously (a) adopted and declared the advisability of the Merger Agreement, the Offer, the merger and the other transactions contemplated by the Merger Agreement, (b) declared that it is in the best interests of ViroPharma and its stockholders (other than SPHIL and its subsidiaries) that ViroPharma enter into the Merger Agreement and consummate the merger and that the stockholders of ViroPharma tender their shares of ViroPharma common stock pursuant to the Offer, in each case on the terms and subject to the conditions set forth in the Merger Agreement, (c) declared that the terms of the Offer and the merger are fair to ViroPharma and ViroPharma's stockholders (other than SPHIL and its subsidiaries) and (d) recommended that ViroPharma's stockholders accept the Offer and tender their shares of ViroPharma common stock pursuant to the Offer.

        The Offer is not conditioned on obtaining financing or the funding thereof. However, the Offer is subject to various other conditions, and a summary of the principal terms of the Offer, including such conditions, appears on pages (1) through (6). This Offer to Purchase and the related Letter of Transmittal contain important information, and you should read both carefully before deciding whether to tender your shares.

        November 25, 2013

IMPORTANT

        If you desire to tender all or any portion of your shares of ViroPharma common stock in the Offer, this is what you must do:

  •
  If you are a record holder (i.e., a stock certificate or uncertificated stock has been issued to you), you must complete and sign the enclosed Letter of Transmittal, in accordance with the instructions provided therein, and send it with your stock certificate to Deutsche Bank Trust Company Americas, the depositary for the Offer, or follow the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase. These materials must reach the depositary prior the expiration of the Offer. Detailed instructions are contained in the Letter of Transmittal and in "Section 3—Procedures for Tendering Shares" of this Offer to Purchase.

  •
  If you are a record holder and your stock is certificated but your stock certificate is not available or you cannot deliver it to the depositary prior to the expiration of the Offer, you may be able to tender your shares of ViroPharma common stock using the enclosed Notice of Guaranteed Delivery. Please call MacKenzie Partners, Inc., the information agent for the Offer, toll free, at (800) 322-2855 for assistance. See "Section 3—Procedures for Tendering Shares" for further details.

  •
  If you hold your shares of ViroPharma common stock through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your ViroPharma shares be tendered.

    The Letter of Transmittal, the certificates for the shares and any other required documents must reach the depositary prior to the expiration of the Offer (currently scheduled for 6:00 p.m., New York City time, on Thursday, December 26, 2013, unless extended), unless the procedures for guaranteed delivery described in "The Offer—Section 3—Procedure for Tendering Shares" of this Offer to Purchase are followed.

    This transaction has not been approved or disapproved by the U.S. Securities and Exchange Commission (the "SEC") or any state securities commission nor has the SEC or any state securities commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase or the Letter of Transmittal. Any representation to the contrary is unlawful.

* * *

        Questions and requests for assistance may be directed to the information agent at the address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the information agent or from your broker, dealer, commercial bank, trust company or other nominee. Copies of these materials may also be found at the website maintained by the SEC at www.sec.gov.

Schedule I	Directors and Executive Officers of Shire plc, Shire Pharmaceutical Holdings Ireland Limited and Venus Newco, Inc.

i

SUMMARY TERM SHEET

        We, Venus Newco, Inc. ("Purchaser"), a wholly owned subsidiary of Shire Pharmaceutical Holdings Ireland Limited ("SPHIL"), are offering to purchase all outstanding shares of common stock, par value $0.002 per share, of ViroPharma Incorporated ("ViroPharma") for $50.00 per share, net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal and pursuant to the Agreement and Plan of Merger, dated as of November 11, 2013, among ViroPharma, SPHIL, Purchaser and, solely for the limited purposes set forth therein, Shire plc ("Shire"). The following are some of the questions you, as a ViroPharma stockholder, may have, and answers to those questions. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase, and you should carefully read this Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and the related Letter of Transmittal. We have included cross-references to other sections of this Offer to Purchase in this summary term sheet to direct you to the sections of the Offer to Purchase containing a more complete description of the topics covered in this summary term sheet. Unless the context otherwise requires, the terms "we," "our" and "us" refer to Purchaser.

Who is offering to buy my securities?

        Our name is Venus Newco, Inc. We are a Delaware corporation formed for the purpose of making this tender offer for all of the common stock of ViroPharma. We are a wholly owned subsidiary of SPHIL, a company incorporated in Ireland. SPHIL is a wholly owned subsidiary of Shire, a leading specialty biopharmaceutical company incorporated in Jersey, Channel Islands. See the "Introduction" to this Offer to Purchase and "Section 9—Certain Information Concerning Purchaser and SPHIL."

What securities are you offering to purchase?

        We are offering to purchase all of the outstanding common stock, par value $0.002 per share, of ViroPharma, on the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. We refer to each share of ViroPharma common stock as a "share." See the "Introduction" to this Offer to Purchase and "Section 1—Terms of the Offer."

How much are you offering to pay for my securities and what is the form of payment?

        We are offering to pay $50.00 per share, net to the seller in cash, without interest and less any required withholding taxes. If you are the record holder of your shares (i.e., a stock certificate or uncertificated stock has been issued to you) and you directly tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your shares on your behalf, they may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase.

Do you have the financial resources to pay for the shares?

        Yes. We estimate that we will need approximately $4.37 billion to purchase all shares pursuant to the offer and the merger, to pay amounts payable in respect of certain stock options, restricted share units and performance share units held by ViroPharma employees, to pay related fees and expenses and to pay all other amounts that may become due and payable as a result of the offer and the merger (including in respect of ViroPharma's outstanding convertible notes). Shire and Shire Global Finance have entered into a new US $2.6 billion short-term facilities agreement to provide part of the financing for the acquisition. Shire is also party to an existing US $1.20 billion revolving facilities agreement that is available to finance a portion of the acquisition. Shire will provide us with the necessary funds to fund the acquisition through borrowings under such facilities and cash on hand. Completion of the offer and the merger is not conditioned on obtaining financing or the funding thereof. See "Section 10—Source and Amount of Funds."

Is your financial condition relevant to my decision to tender in the offer?

        No. We do not think our financial condition is relevant to your decision whether to tender shares and accept the offer because:

  •
  the offer is being made for all outstanding shares solely for cash;

  •
  as described above, we, through our ultimate parent company, Shire, will have sufficient funds to purchase all shares validly tendered, and not withdrawn, in the offer and to provide funding for the merger, which is expected to follow as promptly as practicable following the completion of the offer;

  •
  consummation of the offer is not subject to any financing condition; and

  •
  if we consummate the offer, we expect to acquire any remaining shares for the same cash per share price in the merger.

        See "Section 10—Source and Amount of Funds."

What are the most significant conditions to the offer?

        The offer is conditioned upon, among other things:

  •
  a majority of the outstanding shares having been validly tendered and not withdrawn prior to the expiration of the offer (as may be extended from time to time); and

  •
  our receiving required clearances for the offer from antitrust authorities in the United States and the United Kingdom.

        Other conditions to the offer are described in "Section 15—Conditions to the Offer." See also "Section 16—Certain Legal Matters; Regulatory Approvals." Consummation of the offer is not conditioned on obtaining financing or the funding thereof.

Is there an agreement governing the offer?

        Yes. ViroPharma, SPHIL, Purchaser and, solely for the limited purposes set forth therein, Shire, have entered into the Agreement and Plan of Merger, dated as of November 11, 2013. Pursuant to the merger agreement, the parties have agreed on, among other things, the terms and conditions of the offer and, following consummation of the offer, the merger of Purchaser with and into ViroPharma. See the "Introduction" to this Offer to Purchase and "Section 13—The Transaction Documents—The Merger Agreement."

What does ViroPharma's board of directors think about the offer?

        ViroPharma's board of directors unanimously:

  •
  adopted and declared the advisability of the merger agreement, the offer, the merger and the other transactions contemplated by the merger agreement;

  •
  declared that it is in the best interests of ViroPharma and its stockholders (other than SPHIL and its subsidiaries) that ViroPharma enter into the merger agreement and consummate the merger and that the stockholders of ViroPharma tender their shares pursuant to the offer, in each case on the terms and subject to the conditions set forth in the merger agreement;

  •
  declared that the terms of the offer and the merger are fair to ViroPharma and ViroPharma's stockholders (other than SPHIL and its subsidiaries); and

  •
  recommended that ViroPharma's stockholders accept the offer and tender their shares pursuant to the offer.

        ViroPharma will file a Schedule 14D-9 with the Securities and Exchange Commission indicating the approval of the transaction by its board of directors and recommending that ViroPharma's stockholders tender their shares in the offer.

How long do I have to decide whether to tender in the offer?

        You have until at least 6:00 p.m., New York City time, on Thursday, December 26, 2013, to decide whether to tender your shares in the offer. See "Section 1—Terms of the Offer." If you cannot deliver everything required to make a valid tender to Deutsche Bank Trust Company Americas, the depositary for the offer, prior to such time, you may be able to use a guaranteed delivery procedure, which is described in "Section 3—Procedure for Tendering Shares." In addition, if we extend the offer as described below under "Introduction" to this Offer to Purchase, you will have an additional opportunity to tender your shares. Please be aware that if your shares are held by a broker, dealer, commercial bank, trust company or other nominee, they may require advance notification before the expiration time of the offer.

When and how will I be paid for my tendered shares?

        Subject to the terms and conditions of the offer, we will pay for all validly tendered and not properly withdrawn shares promptly after the later of the date of expiration of the offer and the satisfaction or waiver of the conditions to the offer set forth in "Section 15—Conditions to the Offer."

        We will pay for your validly tendered and not withdrawn shares by depositing the purchase price with Deutsche Bank Trust Company Americas, the depositary for the offer, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered shares will be made only after timely receipt by the depositary of certificates for such shares (or of a confirmation of a book-entry transfer of such shares as described in "Section 3—Procedure for Tendering Shares"), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents for such shares.

Can the offer be extended and under what circumstances?

        Yes. If at the scheduled expiration time of the offer, including following a prior extension, any condition to the offer has not been satisfied or waived, we may extend the offer in our discretion for up to ten business days, and if certain regulatory and other conditions have not yet been satisfied or waived, we will, subject to certain exceptions, extend the offer for up to ten business days if ViroPharma requests an extension. In addition, we may extend the offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission or its staff that is applicable to the offer or for any period otherwise required by applicable law. See "Section 1—Terms of the Offer."

How will I be notified if the offer is extended?

        If we extend the offer, we will inform Deutsche Bank Trust Company Americas, the depositary for the offer, of that fact and will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the business day after the day on which the offer was scheduled to expire.

How do I tender my shares?

        If you wish to accept the offer, this is what you must do:

  •
  If you are a record holder (i.e., a stock certificate or uncertificated stock has been issued to you), you must complete and sign the enclosed Letter of Transmittal and send it with your stock certificate to Deutsche Bank Trust Company Americas, the depositary for the offer, or follow the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase. These materials must reach the depositary prior to the expiration of the offer. Detailed instructions are contained in the Letter of Transmittal and in "Section 3—Procedure for Tendering Shares."

  •
  If you are a record holder and your stock is certificated, but your stock certificate is not available or you cannot deliver it to the depositary prior to the expiration of the offer, you may be able to tender your shares using the enclosed Notice of Guaranteed Delivery. Please call MacKenzie Partners, Inc., the information agent for the offer, toll free, at (800) 322-2855 for assistance. See "Section 3—Procedure for Tendering Shares" for further details.

  •
  If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your shares be tendered.

How do I tender shares that are not represented by a certificate?

        If you directly hold uncertificated shares in an account with ViroPharma's transfer agent, Broadridge Financial Solutions, Inc., you should follow the instructions for book-entry transfer of your shares as described in Section 3 of this Offer to Purchase and in the attached Letter of Transmittal. If you hold your uncertificated ViroPharma shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your ViroPharma shares be tendered.

Until what time can I withdraw tendered shares?

        You can withdraw some or all of the shares that you previously tendered in the offer at any time prior to the expiration time of the offer (as it may be extended from time to time). Further, if we have not accepted your shares for payment by January 24, 2014, you may withdraw them at any time after January 24, 2014. Once we accept your tendered shares for payment upon expiration of the offer, however, you will no longer be able to withdraw them.

How do I withdraw tendered shares?

        To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, which includes the required information, to Deutsche Bank Trust Company Americas, the depositary for the offer, while you have the right to withdraw the shares. If you tendered shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange to withdraw the shares. See "Section 4—Withdrawal Rights."

Can holders of stock options participate in the offer?

        The offer is only for shares of common stock of ViroPharma and not for any options to acquire shares. If you hold unexercised stock options and you wish to participate in the offer, you must exercise your stock options (to the extent they are exercisable) in accordance with the terms of the applicable ViroPharma stock plan and stock option award agreement, and tender the shares received upon the exercise in accordance with the terms of the offer. As of the closing of the offer, all then-outstanding stock options will be canceled and converted into the right of the holder to receive an amount in cash equal to the product of (i) the total number of shares subject to such stock options and (ii) the excess, if any, of the price being paid in the offer over the exercise price per share of such stock options, less any required withholding taxes. See "Section 13—The Transaction Documents—The Merger Agreement—Stock Options."

Will the offer be followed by a merger if not all of the shares are tendered in the offer?

        If we purchase at least a majority of the outstanding shares in the offer and the other conditions to the merger are satisfied or waived, assuming certain statutory requirements are met, we will effect the merger of us into ViroPharma as promptly as practicable in accordance with the terms of the merger agreement without a vote or any further action by the stockholders of ViroPharma pursuant to Delaware law. If the merger takes place, ViroPharma will become a wholly owned subsidiary of SPHIL, and all remaining stockholders (other than ViroPharma or any of its subsidiaries, SPHIL or us, or any stockholders who have properly exercised their appraisal rights under Delaware law) will receive the price per share paid in the offer. See the "Introduction" to this Offer to Purchase and "Section 12—Purpose of the Offer; Plans for ViroPharma; Stockholder Approval; Appraisal Rights" and "Section 13—The Transaction Documents—The Merger Agreement."

If I decide not to tender, how will the offer affect my shares?

        If the merger takes place between ViroPharma and us, ViroPharma stockholders not tendering their shares in the offer (other than ViroPharma or its subsidiaries, SPHIL or us, or any stockholders who have properly exercised their appraisal rights under Delaware law) will receive cash in an amount equal to the price per share paid in the offer. If we accept and purchase shares in the offer, we will consummate the merger as soon as practicable without a vote of or any further action by the stockholders of ViroPharma, pursuant to Delaware law. If, however, the merger does not take place and the offer is consummated, there may be so few remaining stockholders and publicly traded shares that there will no longer be an active or liquid public trading market (or, possibly, any public trading market) for shares held by stockholders other than us. We cannot predict whether the reduction in the number of shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the shares. Also, ViroPharma may no longer be required to make filings with the United States Securities and Exchange Commission or otherwise may no longer be required to comply with the Securities and Exchange Commission rules relating to publicly held companies. See "Section 7—Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing(s); Registration under the Exchange Act; Margin Regulations" and "Section 13—The Transaction Documents—The Merger Agreement."

        Assuming the requirements of Section 251(h) of the Delaware General Corporation Law are satisfied, no stockholder vote will be required to consummate the merger, and we do not expect there to be a significant period of time between the consummation of the offer and the consummation of the merger. See "Section 12—Purpose of the Offer; Plans for ViroPharma; Stockholder Approval—No Stockholder Approval."

Are appraisal rights available in either the offer or the merger?

        Appraisal rights are not available as a result of the offer. However, if the merger is consummated, appraisal rights will be available to holders of shares that are not tendered and who do not vote in favor of the merger, subject to and in accordance with Delaware law. A holder of shares must properly perfect such holder's right to seek the "fair value" of his, her or its shares under Delaware law in connection with the merger in order to exercise appraisal rights under Delaware law. See "Section 12—Purpose of the Offer; Plans for ViroPharma; Stockholder Approval; Appraisal Rights—Appraisal Rights."

If you successfully complete the offer, what will happen to ViroPharma's board of directors?

        If we accept shares for payment pursuant to the offer, under the merger agreement, SPHIL will have the right (but not the obligation) to designate at least a majority of the members of ViroPharma's board of directors. To the extent SPHIL elects to exercise this right, ViroPharma has agreed to take all action to cause SPHIL's designees to be elected or appointed to its board of directors in such number as is proportionate to the share ownership of SPHIL and its subsidiaries; provided that prior to the consummation of the merger, ViroPharma's board of directors will always have at least three directors who either (i) served on ViroPharma's board of directors on the date of the merger agreement and are independent directors for purposes of The NASDAQ Stock Market LLC Marketplace rules or (ii) if less than three such directors remain, were designated by such directors and who are not current or former officers, directors, employees or consultants of SPHIL, ViroPharma or any of their respective subsidiaries ("Continuing Directors"). Therefore, if we accept shares for payment pursuant to the offer, SPHIL will have the right to obtain control of ViroPharma. Prior to the effective time of the merger, the approval of a majority of ViroPharma's Continuing Directors will be required for ViroPharma to authorize, among other things, any amendment or termination of, or waiver under, the merger agreement or to authorize any agreement between ViroPharma and its affiliates, on the one hand, and SPHIL and its affiliates, on the other hand. See "Section 12—Purpose of the Offer; Plans for ViroPharma; Stockholder Approval; Appraisal Rights."

What is the market value of my shares as of a recent date?

        On November 8, 2013, the last full trading day before we announced our intention to commence the offer, the last reported sale price of the shares on The NASDAQ Stock Market LLC was $39.38 per share. On November 22, 2013, the last full trading day before the date of this Offer to Purchase, the last reported sale price of the shares on The NASDAQ Stock Market LLC was $49.49. Please obtain a recent quotation for the shares before deciding whether or not to tender your shares.

        What are the U.S. federal income tax consequences of exchanging my shares pursuant to the offer?

        In general, your exchange of shares for cash pursuant to the offer will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You should consult your tax advisor about the tax consequences to you of exchanging your shares pursuant to the offer in light of your particular circumstances. See "Section 5—Certain U.S. Federal Income Tax Consequences."

Who can I talk to if I have questions about the offer?

        You can call MacKenzie Partners, Inc., the information agent for the offer, toll free, at (800) 322-2885.

To the Stockholders of ViroPharma Incorporated:

INTRODUCTION

        Venus Newco, Inc., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Shire Pharmaceutical Holdings Ireland Limited, a company incorporated in Ireland ("SPHIL"), is offering to purchase all outstanding shares (the "Shares") of common stock, par value $0.002 per share, of ViroPharma Incorporated, a Delaware corporation ("ViroPharma"), for $50.00 per Share (the "Offer Price"), net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer"). Unless the context requires otherwise, the terms "we," "our" and "us" refer to Purchaser.

        You will not be required to pay brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the exchange of Shares for cash pursuant to the Offer. However, if you do not complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal (or other applicable form), you may be subject to backup withholding at a current rate of 28% on the gross proceeds payable to you. See "Section 3—Procedures for Tendering Shares—Backup U.S. Federal Income Tax Withholding." Stockholders with Shares held in street name by a broker, dealer, commercial bank, trust company or other nominee should consult with their nominee to determine if they will be charged any transaction fees. We will pay all charges and expenses of Deutsche Bank Trust Company, the depositary for the offer (the "Depositary") and MacKenzie Partners, Inc., the information agent for the offer (the "Information Agent") incurred in connection with the Offer. See "Section 17—Fees and Expenses."

        We are making the Offer pursuant to the Agreement and Plan of Merger, dated as November 11, 2013 (the "Merger Agreement"), among ViroPharma, SPHIL, Purchaser and, solely for the limited purposes set forth therein, Shire plc, a company incorporated in Jersey, Channel Islands ("Shire"). The Merger Agreement provides, among other things, that as soon as practicable after consummation of the Offer and the satisfaction or waiver of the other conditions set forth in the Merger Agreement, Purchaser will merge with and into ViroPharma (the "Merger"), with ViroPharma continuing as the surviving corporation and a wholly owned subsidiary of SPHIL. At the effective time of the Merger (the "Merger Effective Time"), each outstanding Share (other than any Shares in respect of which appraisal rights are validly exercised under Section 262 of the Delaware General Corporation Law (the "DGCL") and any Shares held by ViroPharma or its subsidiaries, SPHIL or Purchaser) will be converted into the right to receive the Offer Price in cash, without interest and less any required withholding. The Merger is subject to the satisfaction or waiver of certain conditions described in "Section 15—Conditions to the Offer." "Section 13—The Transaction Documents—The Merger Agreement" contains a more detailed description of the Merger Agreement. "Section 5—Certain U.S. Federal Income Tax Consequences" describes certain U.S. federal income tax consequences of the sale of Shares in the Offer and the Merger.

        The Offer is being made only for Shares and is not made for any ViroPharma Stock Options (as defined below) or outstanding restricted share units or performance share units. The Merger Agreement provides that, upon the time (the "Offer Closing Date") at which Shares are first accepted for payment under the Offer (the "Offer Closing"), each then-outstanding and unexercised option to purchase Shares from ViroPharma ("ViroPharma Stock Option") (whether vested or unvested) will be cancelled as of the Offer Closing and converted into the right of the holder to receive an amount in cash equal to the product of (i) the total number of Shares subject to such ViroPharma Stock Option immediately prior to such cancelation and (ii) the excess, if any, of the Offer Price over the exercise price per Share of such ViroPharma Stock Option, less any required withholding taxes.

        The Board of Directors of ViroPharma (the "ViroPharma Board") has unanimously (a) adopted and declared the advisability of the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (b) declared that it is in the best interests of ViroPharma and its stockholders (other than SPHIL and its subsidiaries) that ViroPharma enter into the Merger Agreement and consummate the Merger and that the stockholders of ViroPharma tender their Shares pursuant to the Offer, in each case on the terms and subject to the conditions in the Merger Agreement, (c) declared that the terms of the Offer and the Merger are fair to ViroPharma and ViroPharma's stockholders (other than SPHIL and its Subsidiaries) and (d) recommended that ViroPharma's stockholders accept the Offer and tender their Shares in the Offer. ViroPharma has been advised that all of its directors and executive officers intend to tender all of their Shares pursuant to the Offer.

        ViroPharma will file its Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") with the Securities and Exchange Commission (the "SEC") and disseminate the Schedule 14D-9 to holders of Shares, in connection with the Offer. The Schedule 14D-9 will include a more completion description of the ViroPharma Board's reasons for authorizing and approving the Merger Agreement and the transactions contemplated thereby and therefore stockholders are encouraged to review the Schedule 14D-9 carefully.

        The Offer is conditioned upon, among other things, (i) there being validly tendered and not validly withdrawn prior to the expiration of the Offer a number of Shares (excluding shares tendered pursuant to notices of guaranteed delivery for which Shares have not been delivered) which, together with the Shares already owned by SPHIL and its subsidiaries (including Purchaser), represent at least a majority of the total number of Shares outstanding as of the expiration of the Offer (the "Minimum Condition"), (ii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder (the "HSR Act"), and (iii) the termination of review or approval of the transaction by the United Kingdom Office of Fair Trading ("UK OFT"). The Offer is not conditioned upon SPHIL or Purchaser obtaining financing or the funding thereof. These and other conditions to the Offer are described in "Section 15—Conditions to the Offer" and "Section 16—Certain Legal Matters; Regulatory Approvals."

        According to ViroPharma, as of the close of business on November 8, 2013, there were (i) 65,967,198 Shares issued and outstanding, (ii) 16,042,202 Shares held by ViroPharma in its treasury, (iii) 10,864,323 Shares reserved for issuance under conversion of ViroPharma's 2.0% Senior Convertible Notes due 2017 (the "ViroPharma Convertible Notes"), (iv) no Shares of preferred stock issued or outstanding, (v) 10,864,323 Shares reserved for issuance upon the exercise of certain call-spread warrants relating to the ViroPharma Convertible Notes and (vi) 20,350,000 Shares reserved for issuance pursuant to ViroPharma's Amended and Restated 2005 Equity Incentive Plan, Viropharma' s 2001 Equity Incentive Plan and Viropharma's Amended and Restated 1995 Stock Option and Restricted Share Plan, of which 10,046,890 Shares were subject to outstanding ViroPharma Stock Options, 35,667 Shares subject to issuance upon settlement of outstanding restricted share units ("ViroPharma RSUs") and 612,250 Shares subject to issuance upon settlement of outstanding performance share units ("ViroPharma PSUs"), assuming achievement of the target level of performance at the end of the applicable performance period. According to ViroPharma, as of the date of the Merger Agreement, the conversion ratio, before giving effect to any "make-whole adjustment," of the ViroPharma Convertible Notes was 52.9998 Shares per $1,000 aggregate principal amount. According to ViroPharma, as of the close of business on November 8, 2013, ViroPharma held certain hedge options relating to the ViroPharma Convertible Notes entitling it to receive up to 10,864,323 Shares upon the exercise of the hedge options (subject to adjustments). If we assume no additional Shares are issued prior to the expiration of the Offer, we anticipate that the Minimum Condition would be satisfied if approximately 32,983,600 Shares are validly tendered pursuant to the Offer and not withdrawn.

        Upon the Offer Closing, the Merger Agreement provides that SPHIL will have the right (but not the obligation) to designate representatives to serve on the ViroPharma Board in proportion to the ownership of Shares by SPHIL (together with its subsidiaries) following the Offer Closing, provided, that prior to the Merger Effective Time, the ViroPharma Board will always have at least three directors who either (i) served on the ViroPharma Board on the date of the Merger Agreement and who are independent directors for purposes of The NASDAQ Stock Market LLC ("NASDAQ") Marketplace rules or (ii) if less than three such directors remain, were designated by such directors and who are not current or former officers, directors, employees or consultants of SPHIL, ViroPharma or any of their respective subsidiaries (the "Continuing Directors"). SPHIL has yet to determine whether it will exercise such right, but if it does, such designees will be certain officers or employees of Shire. The foregoing information and certain other information contained in this Offer to Purchase, the Schedule 14D-9 and certain other materials are being (or will be) provided in accordance with the requirements of Section 14(f) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") and Rule 14f-1 thereunder. We expect that such representation on the ViroPharma Board would permit us to exert substantial influence over ViroPharma's conduct of its business and operations. Prior to the Merger Effective Time, the approval of a majority of the Continuing Directors will be required to authorize, among other things, any amendment or termination of, or waiver under, the Merger Agreement or to authorize any agreement between ViroPharma and its affiliates, on the one hand, and SPHIL and its affiliates, on the other hand. We currently intend, as soon as practicable after consummation of the Offer and the satisfaction or waiver of the other conditions set forth in the Merger Agreement, to consummate the Merger pursuant to the Merger Agreement. Following the Merger, the directors of Purchaser will be the directors of ViroPharma.

        Section 251(h) of the DGCL provides that, subject to certain statutory provisions, if following consummation of a successful tender offer for a public corporation, the acquiror holds at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger involving the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquirer can effect a merger without the action of the other stockholders of the target corporation. Therefore, the parties have agreed that, subject to the conditions specified in the Merger Agreement, the Merger will become effective as soon as practicable after the consummation of the Offer, without a meeting of ViroPharma stockholders, in accordance with Section 251(h) of the DGCL. See "Section 12—Purpose of the Offer; Plans for ViroPharma; Stockholder Approval."

        The Offer is conditioned upon the fulfillment of the conditions described in "Section 15—Conditions to the Offer." The Offer will expire at 6:00 p.m., New York City time, on Thursday, December 26, 2013, unless we extend the Offer. See "Section 13—The Transaction Documents—The Merger Agreement—Extensions of the Offer."

        THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

 THE OFFER

1.  Terms of the Offer.

        Upon the terms and subject to the conditions set forth in the Offer, we will accept for payment and pay for all Shares that are validly tendered and not validly withdrawn in accordance with the procedures set forth in "Section 3—Procedures for Tendering Shares" on or prior to the Expiration Time. "Expiration Time" means 6:00 p.m., New York City time, on Thursday, December 26, 2013, unless extended, in which event "Expiration Time" means the latest time and date at which the Offer, as so extended, expires.

        The Offer is subject to the conditions set forth in "Section 15—Conditions to the Offer," which include, among other things, satisfaction of the Minimum Condition, expiration or termination of the applicable waiting period under the HSR Act and the termination of review or approval of the transaction by the UK OFT. See "Section 16—Certain Legal Matters; Regulatory Approvals." Subject to the satisfaction and waiver of the conditions to the Offer, we will accept and pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer promptly after the Expiration Time. We may extend the Offer on one or more occasions, without the consent of ViroPharma, if at any scheduled Expiration Time, any condition to the Offer has not been satisfied or waived or if such extension is otherwise required by applicable law or any rule, regulation, interpretation or position of the SEC applicable to the Offer. If certain conditions to the Offer are not satisfied or waived on any scheduled Expiration Time, Purchaser must extend the Offer, on one or more occasions, until the Termination Date (as such term is defined in "Section 13—The Transaction Documents—The Merger Agreement") to permit such condition to be satisfied; provided, that it is reasonably expected that such condition will be satisfied prior to the Termination Date. Notwithstanding the foregoing, under the terms of the Merger Agreement, Purchaser may not terminate or withdraw the Offer other than in connection with the termination of the Merger Agreement. During any extension of the Offer, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to your right to withdraw such Shares. See "Section 4—Withdrawal Rights." Any individual extension of the Offer may not exceed ten business days unless the parties agree otherwise.

        We also reserve the right to waive any of the conditions to the Offer and to make any change in the terms of the Offer, provided that ViroPharma's prior written consent is required for us to (i) reduce the number of Shares sought in the Offer, (ii) reduce the Offer Price, (iii) change, modify or waive the Minimum Condition, (iv) add to any of the conditions described in "Section 15—Conditions to the Offer" or modify or change any such condition in a manner adverse to any holders of Shares, (v) extend or otherwise change the Expiration Time, except as described under "Section 13—The Transaction Documents—The Merger Agreement—Extensions of the Offer" below, (vi) change the form of consideration to be paid in the Offer or (vii) otherwise amend, modify or supplement any of the terms of the Offer in a manner adverse to the holders of Shares.

        If we make a material change to the terms of the Offer or waive a material condition to the Offer, we will extend the Offer and disseminate additional tender offer materials, in each case, to the extent required by applicable law. The minimum period during which a tender offer must remain open following material changes in the terms of the offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In a published release, the SEC has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of such offer and that the waiver of a condition such as the Minimum Condition is a material change in the terms of an offer. The release states that an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days generally is required to allow adequate dissemination and investor response. If, prior to the Expiration Time, Purchaser increases the consideration being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to the announcement of the increase in consideration.

        Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service. In the case of an extension of the Offer, we will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time.

        As soon as practicable after the Offer Closing, Purchaser and SPHIL expect to complete the Merger without a vote of the stockholders of ViroPharma pursuant to Section 251(h) of the DGCL. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.

        ViroPharma has provided us with its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. We will send this Offer to Purchase, the related Letter of Transmittal and other related documents to record holders of Shares and to brokers, dealers, commercial banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.  Acceptance for Payment and Payment for Shares.

        Upon the terms and subject to the conditions to the Offer, we will accept for payment and pay for, promptly after the Expiration Time, all Shares validly tendered and not validly withdrawn prior to the Expiration Time. For information with respect to approvals or other actions that we are or may be required to obtain prior to the completion of the Offer, including under the HSR Act or by the UK OFT, see "Section 16—Certain Legal Matters; Regulatory Approvals."

        We will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. Upon the deposit of such funds with the Depositary, Purchaser's obligation to make such payment will be satisfied, and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

        In all cases, payment for Shares accepted for payment will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in "Section 3—Procedure for Tendering Shares—Book-Entry Delivery")), (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or in connection with a book-entry transfer, an Agent's Message (defined in "Section 3—Procedure for Tendering Shares—Book-Entry Delivery") and (iii) any other required documents. For a description of the procedure for tendering Shares pursuant to the Offer, see "Section 3—Procedure for Tendering Shares." Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occurs at different times.

        For the purposes of the Offer, we will be deemed to have accepted for payment tendered Shares when, as and if we give oral or written notice of our acceptance to the Depositary.

        Under no circumstances will we pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making such payment.

        Shares tendered by Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary or unless otherwise mutually agreed by ViroPharma and us.

        If we do not accept for payment any tendered Shares pursuant to the Offer for any reason, or if you submit certificates for more Shares than are tendered, we will return certificates (or cause to be issued new certificates) representing unpurchased or untendered Shares, without expense to you (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in "Section 3—Procedure for Tendering Shares," the Shares will be credited to an account maintained at the Depository Trust Company (the

"Book-Entry Transfer Facility")), promptly following the expiration, termination or withdrawal of the Offer.

        We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment.

3.  Procedures for Tendering Shares.

  Valid Tender of Shares.

        Except as set forth below, in order for you to tender Shares in the Offer, the Depositary must receive the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and signed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other required documents, at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Time and either (i) you must deliver certificates for the Shares representing tendered Shares to the Depositary or you must cause your Shares to be tendered pursuant to the procedure for book-entry transfer set forth below and the Depositary must receive timely confirmation of the book-entry transfer of the Shares into the Depositary's account at the Book-Entry Transfer Facility or (ii) you must comply with the guaranteed delivery procedures set forth below.

        The method of delivery of Shares, including through the Book-Entry Transfer Facility, and all other required documents, is at your election and sole risk, and delivery will be deemed made only when actually received by the Depositary. If certificates for Shares are sent by mail, we recommend that you use registered mail with return receipt requested, properly insured, in time to be received on or prior to the Expiration Time. In all cases, you should allow sufficient time to ensure timely delivery.

        The tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (i) you own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act, (ii) the tender of such Shares complies with Rule 14e-4 under the Exchange Act, (iii) you have the full power and authority to tender, sell, assign and transfer the Shares tendered, as specified in the Letter of Transmittal and (iv) when the Shares are accepted for payment by us, we will acquire good and unencumbered title thereto, free and clear of any liens, restrictions, charges or encumbrances and not subject to any adverse claims. Our acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between us with respect to such Shares, upon the terms and subject to the conditions to the Offer.

  Book-Entry Delivery.

        The Depositary has established or will establish an account with respect to the Shares for the purposes of the Offer at the Book-Entry Transfer Facility. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may deliver Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or a manually signed facsimile thereof) properly completed and duly executed together with any required signature guarantees or an Agent's Message in lieu of the Letter of Transmittal and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Time, or the guaranteed delivery procedure described below must be complied with.

        "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation stating that the

Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against the participant.

        Required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase prior to the Expiration Time. Delivery of the enclosed Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

  Signature Guarantees.

        All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association, Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP) or any other "eligible guarantor institution" (as such term is defined in Rule 17Ad-15 under the Exchange Act) (each, an "Eligible Institution"), unless the Shares tendered are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

        If the Shares are certificated and are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or certificates for the Shares for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered certificates for the Shares must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the certificates for the Shares, with the signatures on the certificates for the Shares or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

        If the Shares are certificated and the certificates representing the Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) must accompany each delivery of certificates for the Shares.

  Guaranteed Delivery.

        If you wish to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary or cannot complete the procedure for delivery by book-entry transfer prior to the Expiration Time, you may nevertheless tender such Shares if all of the following conditions are met:

  •
  such tender is made by or through an Eligible Institution;

  •
  a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by us with this Offer to Purchase is received by the Depositary by the Expiration Time; and

  •
  the certificates for all such tendered Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) together with any required signature guarantee (or an Agent's Message) and any other required documents, are received by the Depositary within three NASDAQ trading days after the date of execution of the Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

        Shares tendered by Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary or unless otherwise mutually agreed by ViroPharma and us.

  Backup U.S. Federal Income Tax Withholding.

        Under the U.S. federal income tax laws, the Depositary generally will be required to withhold at the applicable backup withholding rate (currently 28%) from any payments made to U.S. holders (as defined below) pursuant to the Offer, unless you provide the Depositary with your correct taxpayer identification number and certify that you are not subject to such backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal or otherwise establish an exemption from backup withholding. If you are a Non-U.S. holder (as defined below), you generally will not be subject to backup withholding if you certify your foreign status on the appropriate Internal Revenue Service Form W-8.

  Appointment of Proxy.

        By executing a Letter of Transmittal, you irrevocably appoint our designees as your attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal to the full extent of your rights with respect to the Shares tendered and accepted for payment by us (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies are irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon our acceptance for payment of such Shares in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney and proxies and consents granted by you with respect to such Shares and other securities will, without further action, be revoked, and no subsequent powers of attorney or proxies may be given nor subsequent written consents executed (and, if previously given or executed, will cease to be effective). Upon such acceptance for payment, our designees will be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of ViroPharma's stockholders, by written consent or otherwise. We reserve the right to require that, in order for Shares to be validly tendered, immediately upon our acceptance for payment of such Shares, we are able to exercise full voting rights with respect to such Shares and other securities (including voting at any meeting of stockholders then scheduled or acting by written consent without a meeting).

        The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of ViroPharma's stockholders.

  Determination of Validity.

        We will determine, in our sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders of Shares that we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification. Subject to applicable law as applied by a court of competent jurisdiction, our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. Tendering stockholders have the right to challenge our determination with respect to their Shares.

4.  Withdrawal Rights.

        Except as described in this Section 4, tenders of Shares made in the Offer are irrevocable. You may withdraw some or all of the Shares that you have previously tendered in the Offer at any time before the Expiration Time and, if such Shares have not yet been accepted for payment as provided herein, any time after January 24, 2014, which is 60 days from the date of the commencement of the Offer.

        If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except to the extent that you duly exercise withdrawal rights as described in this Section 4.

        For your withdrawal to be effective, a written or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the serial numbers shown on the specific certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be retendered at any time before the Expiration Time by again following any of the procedures described in "Section 3—Procedure for Tendering Shares."

        We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification. Subject to applicable law as applied by a court of competent jurisdiction, our determination will be final and binding. Tendering stockholders have the right to challenge our determination with respect to their Shares.

5.  Certain U.S. Federal Income Tax Consequences.

        The following discussion summarizes certain U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (in each case, as defined below) who exchange Shares pursuant to the Offer or the Merger, and is based upon present law (which may change, possibly with retroactive effect). This summary does not purport to be a comprehensive analysis or description of all potential U.S. federal income consequences of the Offer and the Merger. Due to the individual nature of tax consequences, you are urged to consult your tax advisor as to the specific tax consequences to you of the exchange of Shares pursuant to the Offer or the Merger, including the effects of applicable state, local, foreign and other tax laws. The following discussion applies only if you hold your Shares as a capital asset and may not apply if you acquired your Shares pursuant to the exercise of stock options or are a person otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (the "Code"), including stockholders that actually or constructively own more than 5% of the Shares and certain former citizens or residents of the United States.

  U.S. Holders.

        Except as otherwise set forth below, the following discussion is limited to certain U.S. federal income tax consequences relevant to a beneficial owner of Shares that is a citizen or resident of the United States, a domestic corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes), an estate that is subject to U.S. federal income tax on its worldwide income from all sources and a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and (ii) one or more U.S. persons have the authority to control all substantial decisions of the trust (a "U.S. Holder"). If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Persons holding Shares through a partnership should consult their own tax advisors regarding the tax consequences of exchanging the Shares pursuant to the Offer or the merger.

        Your exchange of Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. In general, if you exchange Shares pursuant to the Offer or the Merger, you will recognize gain or loss equal to the difference between the adjusted tax basis of your Shares and the amount of cash received in exchange therefor (determined before the deduction of backup withholding, if any). Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired for the same cost in a single transaction) exchanged pursuant to the Offer or the Merger. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if your holding period for the Shares is more than one year as of the date of the exchange of such Shares. Long-term capital gains of noncorporate taxpayers generally are subject to U.S. federal income tax at preferential rates. The deduction of capital losses is subject to limitations.

  Non-U.S. Holders.

        The following is a summary of certain U.S. federal income tax consequences that will apply if you are a Non-U.S. Holder of Shares. The term "Non-U.S. Holder" means a beneficial owner of Shares that is not a U.S. Holder or a partnership.

        Payments made to a Non-U.S. Holder with respect to Shares exchanged in the Offer or the Merger generally will not be subject to U.S. federal income tax, unless (i) the gain, if any, on Shares is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if certain income tax treaties apply, is attributable to the Non-U.S. Holder's permanent establishment in the United States), in which event (a) the Non-U.S. Holder will be subject to U.S. federal income tax as described under "U.S. Holders," but such Non-U.S. Holder should provide an IRS Form W-8ECI instead of a Substitute Form W-9 and (b) if the Non-U.S. Holder is a corporation, it may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) or (ii) the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of sale and certain other conditions are met, in which event the Non-U.S. Holder will be subject to tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of the Shares net of applicable U.S. losses from sales or exchanges of other capital assets recognized during the year.

  Information Reporting and Backup Withholding.

        Proceeds from the sale of Shares pursuant to the Offer or the Merger generally are subject to information reporting, and may be subject to backup withholding at the applicable rate (currently 28%) if the stockholder or other payee fails to provide a valid taxpayer identification number and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of the person subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may generally be obtained provided, that the required information is timely furnished to the Internal Revenue Service. See "Section 3—Procedures for Tendering Shares—Backup U.S. Federal Income Tax Withholding."

6.  Price Range of Shares; Dividends.

        The Shares are listed and principally traded on NASDAQ under the symbol "VPHM". The following table sets forth the high and low sales prices per Share on NASDAQ each quarter during ViroPharma's fiscal years ended December 31, 2011 and December 31, 2012, as reported in ViroPharma's Annual Report on Form 10-K for the period ended December 31, 2012, and thereafter as reported in published financial sources:

	High ($)	Low ($)
2011
First Quarter	20.28	15.80
Second Quarter	22.16	17.21
Third Quarter	20.34	14.62
Fourth Quarter	28.34	17.25
2012
First Quarter	33.17	27.41
Second Quarter	31.13	19.02
Third Quarter	31.36	19.58
Fourth Quarter	30.60	22.12
2013
First Quarter	27.40	22.90
Second Quarter	30.89	23.79
Third Quarter	40.89	28.81
Fourth Quarter (through November 22, 2013)	49.70	36.17

        ViroPharma does not pay cash dividends on the Shares and, under the terms of the Merger Agreement, ViroPharma is not permitted to declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the Shares. If we acquire control of ViroPharma, we currently intend that no dividends will be declared on the Shares prior to the Merger Effective Time.

        On November 8, 2013, the last full trading day before the announcement of the Offer, the reported closing sale price per Share on NASDAQ was $39.38 in published financial sources. Between November 8, 2013 and November 22, 2013, the closing sale price per Share on NASDAQ ranged between $49.42 and $49.55. On November 22, 2013, the last full trading day before the date of this Offer to Purchase, the reported closing sale price per Share on NASDAQ was $49.49. Please obtain a recent quotation for the Shares before deciding whether or not to tender.

7.  Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing; Registration under the Exchange Act; Margin Regulations.

        Assuming the requirements of Section 251(h) of the DGCL are satisfied, no stockholder vote will be required to consummate the Merger. Following the consummation of the Offer and subject to the satisfaction or waiver of the remaining conditions contained in the Merger Agreement, we intend to consummate the Merger as soon as practicable. We do not expect there to be a significant period of time between consummation of the Offer and consummation of the Merger.

  Possible Effects of the Offer on the Market for the Shares.

        If the Offer is consummated but the Merger does not occur, the number of stockholders, and the number of Shares that are still in the hands of the public, may be so small that there will no longer be an active or liquid public trading market (or possibly any public trading market) for Shares held by stockholders other than Purchaser. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the price paid in the Offer. If the Merger is consummated, stockholders not tendering their Shares in the Offer (other than those properly exercising their appraisal rights under the DGCL) will receive cash in an amount equal to the price per Share paid in the Offer.

  Stock Exchange Listing.

        Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on the NASDAQ. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the criteria for continued listing on NASDAQ, the market for the Shares could be adversely affected. According to NASDAQ's published guidelines, the Shares would not meet the criteria for continued listing on NASDAQ if, among other things, (i) the number of publicly held Shares were less than 750,000, (ii) the aggregate market value of the publicly held Shares were less than $5,000,000 or (iii) there were fewer than 400 stockholders.

        If NASDAQ were to delist the Shares, it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations for the Shares would be reported by such exchange or other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

  Registration under the Exchange Act.

        The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration may be terminated upon application of ViroPharma to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act, assuming there are no other securities of ViroPharma subject to registration, would substantially reduce the information required to be furnished by ViroPharma to holders of Shares and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) thereof, the requirement to furnish a proxy statement pursuant to Section 14(a) thereof in connection with a stockholder's meeting and the related requirement to furnish an annual report to stockholders, and the requirements of Rule 13e-3 thereof with respect to "going private" transactions, no longer applicable to ViroPharma. Furthermore, "affiliates" of ViroPharma and persons holding "restricted securities" of

ViroPharma may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for stock exchange listing.

        Following the purchase of Shares in the Offer and subject to the satisfaction or waiver of the remaining conditions contained in the Merger Agreement, we will consummate the Merger as soon as practicable, following which the Shares will no longer be publicly owned. Following the consummation of the Merger, we intend to take steps to cause the termination of the registration of Shares under the Exchange Act as promptly as practicable and may in the future take steps to cause the suspension of all of ViroPharma's reporting obligations under the Exchange Act.

  Margin Regulations.

        The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

8.  Certain Information Concerning ViroPharma.

        ViroPharma is a Delaware corporation incorporated in 1994, with principal executive offices at 397 Stockton Drive, Exton, Pennsylvania 19341. The telephone number of ViroPharma's principal executive offices is (610) 458-7300.

        The following description of ViroPharma and its business has been taken from ViroPharma's Annual Report on Form 10-K for the period ended December 31, 2012, and is qualified in its entirety by reference to such Form 10-K:

        ViroPharma is an international biotechnology company dedicated to the development and commercialization of novel solutions for physician specialists to address unmet medical needs of patients living with diseases that have few if any clinical therapeutic options including therapeutics for rare and orphan diseases. ViroPharma intends to grow through sales of its marketed products, through continued development of its product pipeline, through expansion of sales into additional territories outside the United States, through potential acquisition or licensing of products and product candidates and the acquisition of companies. ViroPharma expects future growth to be driven by sales of Cinryze for hereditary angioedema (HAE), both domestically and internationally, sales of Plenadren for treatment of adrenal insufficiency (AI) and Buccolam in Europe for treatment of paediatric seizures, and by ViroPharma's development programs, including C1 esterase inhibitor [human], maribavir for cytomegalovirus (CMV) infection, and VP20629 for the treatment of Friedreich's Ataxia (FA).

  Projections.

        In connection with SPHIL's due diligence review of ViroPharma, ViroPharma provided to SPHIL certain projected financial information concerning ViroPharma (the "Non-Risk-Adjusted Projections"), as described in more detail in "Item 4(e)—Certain Financial Projections" of the Schedule 14D-9.

        ViroPharma advised SPHIL that the Non-Risk-Adjusted Projections reflect numerous estimates and assumptions made by ViroPharma with respect to general business, economic, competitive, regulatory, market and financial conditions, as well as matters specific to ViroPharma's business, all of which are difficult to predict and many of which are beyond ViroPharma's control. The

Non-Risk-Adjusted Projections reflect ViroPharma management's subjective judgment in many respects and, therefore, are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the Non-Risk-Adjusted Projections constitute forward-looking information and are subject to risks and uncertainties that could cause the actual results to differ materially from the projected results, including, but not limited to, ViroPharma's performance and ability to achieve strategic goals over the applicable period, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the factors described under "Risk Factors" in ViroPharma's Annual Report on Form 10-K, as amended, for the year ended December 31, 2012, and ViroPharma's Quarterly Report on Form 10-Q for the quarter ended September 30, 2013. The Non-Risk-Adjusted Projections cannot, therefore, be considered a guaranty of future operating results, and the Non-Risk-Adjusted Projections should not be relied upon as such.

        The inclusion of the Non-Risk-Adjusted Projections in this Offer to Purchase should not be regarded as an indication that any of SPHIL, Purchaser, ViroPharma or their respective affiliates or representatives then considered, or now considers, the Non-Risk-Adjusted Projections to be material information of ViroPharma or necessarily indicative of actual future events, and this information should not be relied upon as such. The Non-Risk-Adjusted Projections are being provided in this Offer to Purchase only because ViroPharma made them available to SPHIL in accordance with SPHIL's due diligence review of ViroPharma. ViroPharma views the Non-Risk-Adjusted Projections as non-material because of the inherent risks and uncertainties associated with such long-range forecasts. None of ViroPharma, SPHIL, Purchaser, Shire, or any of their affiliates or representatives makes any representation to any person regarding the Non-Risk-Adjusted Projections by virtue of their inclusion in this Offer to Purchase, and none of them intends to, and each of them disclaims any obligation to, update, revise or correct the Non-Risk-Adjusted Projections if any become inaccurate (even in the short term).

        The Non-Risk-Adjusted Projections set forth below are included solely to give ViroPharma's stockholders access thereto, and are not included in this Offer to Purchase in order to influence any stockholder of ViroPharma to decide to tender its Shares or for any other purpose, including whether or not to seek appraisal rights with respect to the Shares.

        It is SPHIL's understanding that the Non-Risk-Adjusted Projections were not prepared with a view toward public disclosure, or with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or generally accepted accounting principles ("GAAP"), and that neither ViroPharma's independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the Non-Risk-Adjusted Projections, or expressed any opinion or any other form of assurance on such information or its achievability.

        The Non-Risk-Adjusted Projections provided by ViroPharma management were as follows:

Non-Risk-Adjusted Projections—($ in millions)

	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022
Net Revenue:	$449	$584	$715	$846	$1,021	$1,332	$1,728	$2,190	$2,511	$2,892
COGS	105	137	217	255	305	383	462	535	587	652
Gross Profit	$345	$446	$499	$591	$716	$950	$1,266	$1,655	$1,923	$2,240
Operating Expenses
S&M	80	79	85	98	135	153	179	197	201	181
R&D	77	99	116	105	110	116	122	128	134	141
Med Affairs	26	25	22	36	40	41	37	38	39	37
G&A	78	82	90	95	107	115	119	124	128	133
Amortization	32	32	27	27	39	50	50	50	50	50
EBIT	$51	$130	$160	$231	$286	$476	$760	$1,120	$1,372	$1,699
EBITDA	$87	$166	$191	$262	$329	$530	$814	$1,174	$1,426	$1,752

  Additional Information.

        ViroPharma is subject to the informational and reporting requirements of the Exchange Act and in accordance therewith files and furnishes periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. You may read and copy any such reports, statements or other information at the SEC's Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. ViroPharma's filings are also available to the public from commercial document retrieval services and at the SEC's Web site at http://www.sec.gov. The SEC's website address is not intended to function as a hyperlink, and the information contained in the SEC's website is not incorporated by reference in this Offer to Purchase and you should not consider it as part of the Offer to Purchase.

9.  Certain Information Concerning Purchaser and SPHIL.

        Purchaser is a Delaware corporation with principal executive offices at 5 Riverwalk, Citywest Business Campus, Dublin 24, Republic of Ireland. The telephone number of our principal executive offices is +353 1 429 7700. To date, we have engaged in no activities other than those incidental to our formation, entry into the Merger Agreement and commencement of the Offer. Purchaser is a wholly owned subsidiary of SPHIL. SPHIL is a company incorporated in Ireland, with principal executive offices at 5 Riverwalk, Citywest Business Campus, Dublin 24, Republic of Ireland. The telephone number of SPHIL's principal executive offices is +353 1 429 7700. SPHIL is a wholly owned subsidiary of Shire, a company incorporated in Jersey, Channel Islands. Shire, an Irish tax resident and incorporated in Jersey, Channel Islands, is a leading global specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician. Shire's mission is to enable people with life-altering conditions to lead better lives and its strategy is to focus on developing and marketing innovative specialty medicines to meet significant unmet patient needs. Shire provides treatments in Neuroscience, Rare Diseases, Gastrointestinal, Internal Medicine and Regenerative Medicine and is developing treatments for symptomatic conditions treated by specialist physicians in other targeted therapeutic areas.

        The name, business address, current principal occupation or employment, five-year employment history and citizenship of each director and executive officer of Shire, SPHIL and Purchaser and certain other information are set forth on Schedule I to this Offer to Purchase.

        Except as set forth elsewhere in this Offer to Purchase or Schedule I to this Offer to Purchase: (i) none of Purchaser, SPHIL, Shire and, to Purchaser's, SPHIL's and Shire's knowledge, the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of Shire, SPHIL, Purchaser or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of ViroPharma; (ii) none of Purchaser, SPHIL, Shire and, to Purchaser's, SPHIL's and Shire's knowledge, the persons or entities referred to in clause (i) above has effected any transaction in the Shares or any other equity securities of ViroPharma during the past 60 days; (iii) none of Purchaser, SPHIL, Shire and, to Purchaser's, SPHIL's and Shire's knowledge, the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of ViroPharma (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Offer to Purchase, there have been no transactions between Purchaser, SPHIL, Shire, their subsidiaries or, to Purchaser's, SPHIL's and Shire's knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and ViroPharma or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; (v) during the two years before the date of this Offer to Purchase, there have been no contacts, negotiations or transactions between Purchaser, SPHIL, Shire, their subsidiaries or, to Purchaser's, SPHIL's and Shire's knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and ViroPharma or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets; (vi) none of Purchaser, SPHIL, Shire and, to Purchaser's, SPHIL's and Shire's knowledge, the persons listed in Schedule I to this Offer to Purchase, has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors); and (vii) none of Purchaser, SPHIL, Shire and, to Purchaser's, SPHIL's and Shire's knowledge, the persons listed in Schedule I to this Offer to Purchase, has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

        We do not believe our financial condition or the financial condition of SPHIL is relevant to your decision whether to tender your Shares and accept the Offer because (i) the Offer is being made for all outstanding Shares solely for cash, (ii) consummation of the Offer is not conditioned upon obtaining any financing or the funding thereof, (iii) if we consummate the Offer, we expect to acquire all remaining Shares for the same cash price in the Merger and (iv) Shire will have, and will arrange for us to have, sufficient funds to purchase all Shares validly tendered and not properly withdrawn in the Offer, to acquire the remaining outstanding Shares in the Merger and to pay related fees and expenses.

  Additional Information.

        Shire is subject to the informational requirements of the Exchange Act as a foreign private issuer and in accordance therewith files periodic reports and other information with the SEC relating to its business, financial condition and other matters. You may read and copy any such reports or other information at the SEC's Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Shire's filings are also available to the public from commercial document retrieval services and at the SEC's website at http://www.sec.gov. The SEC's website address is not intended to function as a hyperlink, and the information contained in the SEC's website is not incorporated by reference in this Offer to Purchase and you should not consider it as part of the Offer to Purchase.

10.  Source and Amount of Funds.

        We estimate that we will need approximately $4.37 billion to purchase all Shares pursuant to the Offer and the Merger, to pay all amounts in respect of ViroPharma Stock Options, ViroPharma PSUs, ViroPharma RSUs and rights under the ViroPharma Amended and Restated 2000 Employee Stock Purchase Plan ("Purchase Plan") held by ViroPharma employees, to pay related fees and expenses and to pay all other amounts that may become due and payable as a result of the Offer and the Merger (including in respect of the outstanding ViroPharma Convertible Notes). Shire and Shire Global Finance have recently entered into a new US $2.60 billion short-term facilities agreement, dated as of November 11, 2013, with Morgan Stanley Bank International Limited as lead arranger and agent, among others. Shire is also party to an existing $1.20 billion revolving loan facility agreement that is available to finance a portion of the acquisition. Shire will provide us with the necessary funds to fund the acquisition through borrowings under such facilities and cash on hand. Completion of the Offer and the Merger is not conditioned upon obtaining any financing or the funding thereof.

  2013 Facilities Agreement.

        On November 11, 2013, Shire (as guarantor and an original borrower) and Shire Global Finance (as an original borrower) entered into a US $2.60 billion Facilities Agreement with, among others, Morgan Stanley Bank International Limited (acting as lead arranger and agent) (the "2013 Facilities Agreement"). The 2013 Facilities Agreement comprises two credit facilities: (i) a US $1.75 billion term loan facility and (ii) a US $0.85 billion term loan facility. Shire has agreed to act as guarantor for any of its subsidiaries that are or become borrowers under the 2013 Facilities Agreement.

        The US $1.75 billion term loan facility, which matures on November 10, 2014, may be used only to finance the purchase price payable in respect of the proposed acquisition of ViroPharma (including certain related costs) and for the redemption of Shire's US $1.1 billion convertible bonds due 2014. Shire has the option to extend the maturity of the US $1.75 billion term loan facility once by a further 364 days.

        The US $0.85 billion term loan facility, which matures on November 11, 2015, may be used only to finance the purchase price payable in respect of the proposed acquisition of ViroPharma (including certain related costs).

        Shire plans to refinance a portion of the loans made under the facilities through new debt issuances and the use of ViroPharma's cash and short-term investments.

  Conditions to Funding.

        Funding under the US $1.75 billion term loan facility is immediately available for the redemption of Shire's US $1.1 billion convertible bonds due 2014. Funding under the US $1.75 billion term loan facility and US $0.85 billion term loan facility for the purpose of Shire's proposed acquisition of ViroPharma is subject to the delivery by Shire of a certificate certifying, among other things, that the acquisition has been conducted in accordance with the agreed documentation governing the acquisition and that the conditions precedent to the closing of the acquisition (under such governing documentation) have been satisfied. Each utilization of either facility is subject to the absence of any event of default or potential event of default under the 2013 Facilities Agreement (whether independent of, or arising from, that utilization) and to certain representations and warranties being repeated.

  Prepayments.

        Subject to certain exceptions, the 2013 Facilities Agreement provides for mandatory prepayment from (i) certain debt capital markets proceeds; (ii) certain loan proceeds; and (iii) certain disposal proceeds. The 2013 Facilities Agreement also provides for mandatory prepayment if (i) there is a change of control of Shire, subject to certain exceptions for schemes of arrangement and analogous schemes; (ii) in relation to a lender, it becomes unlawful for that lender to perform its obligations under the 2013 Facilities Agreement; or (iii) the conditions precedent to the closing of the acquisition (under its governing documentation) have not been satisfied by the last day of the availability period for the US $1.75 billion term loan facility (as extended, if applicable). The 2013 Facilities Agreement also allows for voluntary prepayments, subject to customary notice requirements.

  Interest Rates and Commitment Fee.

        Interest on any loans made under the facilities will be payable on the last day of each interest period, which may be one week or one, two, three or six months at the election of the borrower, or as otherwise agreed with the lenders. The interest rate applicable to the US $1.75 billion term loan facility is the London Interbank Official Rate ("LIBOR") plus 0.75% per annum and increases by 0.25% per annum on the earlier of (a) August 11, 2014 and (b) the later of the date on which all conditions to the Offer have been satisfied or waived and May 11, 2014, and on three-month intervals thereafter.

        The interest rate applicable to the US $0.85 billion term loan facility will commence at LIBOR plus 1.15% per annum until delivery of the compliance certificate for the year ending December 31, 2013 and thereafter is subject to change depending upon the prevailing ratio of Net Debt to EBITDA (each as defined in the 2013 Facilities Agreement) of Shire and its subsidiaries (the "Group"), in respect of the most recently completed financial year or financial half year, with a floor of LIBOR plus 1.15% per annum until November 11, 2014.

        Shire shall also pay a commitment fee on the available but unutilized commitments under the $1.75 billion term loan facility and the US $0.85 billion term loan facility for the availability period applicable to each facility. With effect from first utilization, the commitment fee rate will be 35% of the applicable margin. Before first utilization, the commitment fee rate will increase in stages from 0% to 35% of the applicable margin over a period of three months.

  Other Terms.

        The 2013 Facilities Agreement includes customary representations and warranties, covenants and events of default, including requirements that the Group's (i) ratio of Net Debt to EBITDA in respect of the most recently ended 12-month Relevant Period (each as defined in the 2013 Facilities Agreement) must not, at any time, exceed 3.5:1 (except that following an acquisition fulfilling certain criteria Shire may on a once-only basis elect to increase this ratio to 4.0:1 for the Relevant Period in which the acquisition was completed and the immediately following Relevant Period) and (ii) ratio of EBITDA to Net Interest for the most recently-ended 12-month Relevant Period (each as defined in the 2013 Facilities Agreement) must not be less than 4.0:1.

        The 2013 Facilities Agreement imposes certain restriction (subject to exceptions) on the ability of members of the Group to incur additional financial indebtedness, grant security over their assets or provide or guarantee loans.

        Events of default under the facilities include: (i) nonpayment of any amounts due under the facilities, (ii) failure to satisfy any financial covenants, (iii) material misrepresentation in any of the finance documents, (iv) failure to pay, or certain other defaults, under other financial indebtedness, (v) certain insolvency events or proceedings, (vi) material adverse changes in the business, operations, assets or financial condition of Shire and its subsidiaries, (vii) if it becomes unlawful for Shire or any of its subsidiaries that are parties to the 2013 Facilities Agreement to perform their obligations or (viii) if Shire or any subsidiary of Shire which is a party to the 2013 Facilities Agreement repudiates the 2013 Facilities Agreement or any other finance document, among others.

        The 2013 Facilities Agreement is governed by English law.

        The foregoing summary description of the 2013 Facilities Agreement is qualified in its entirety by reference to the 2013 Facilities Agreement itself, a copy of which Purchaser has filed as an exhibit to the Schedule TO filed with the SEC in connection with the Offer (the "Schedule TO"), which you may examine and copy as set forth in "Section 9—Certain Information Concerning Purchaser and SPHIL" above.

  2010 Facilities Agreement.

        On November 23, 2010, Shire and certain of its subsidiaries entered into a US $1.20 billion facilities agreement (the "2010 Facilities Agreement") with a number of financial institutions, for which Abbey National Treasury Services Plc (trading as Santander Global Banking and Markets), Banc of America Securities Limited, Barclays Capital, Citigroup Global Markets Limited, Lloyds TSB Bank plc and The Royal Bank of Scotland plc acted as mandated lead arrangers and bookrunners and Credit Suisse AG, London Branch, Deutsche Bank AG, London Branch, Goldman Sachs International, Morgan Stanley Bank, N.A. and Sumitomo Mitsui Banking Corporation, Brussels Branch acted as arrangers. The 2010 Facilities Agreement comprises a US $1.20 billion revolving loan facility. Shire is an original borrower under the 2010 Facilities Agreement and has agreed to act as guarantor for its subsidiaries, which are also original borrowers and for any other of its subsidiaries that become additional borrowers thereunder.

        The revolving facility, which matures on November 23, 2015, may be applied towards financing the general corporate purposes of the Group. The revolving facility incorporates a US $250 million US dollar and euro swingline facility operating as a sub-limit thereof.

        There are no current plans or arrangements in place to refinance the loans that will be made under the revolving facility.

  Conditions to Funding.

        Funding under the revolving facility is immediately available. Each utilization of the facility is subject to the absence of any event of default or (unless it is financing the rollover of an existing utilization) potential event of default under the 2010 Facilities Agreement (whether independent of, or arising from, that utilization) and to certain representations and warranties being repeated.

  Prepayments.

        Subject to certain exceptions, the 2010 Facilities Agreement provides for mandatory prepayment if (i) there is a change of control of Shire or (ii) in relation to a lender, it becomes unlawful for that lender to perform its obligations under the 2010 Facilities Agreement. The 2010 Facilities Agreement also allows for voluntary prepayments, subject to customary notice requirements.

  Interest Rates and Commitment Fee.

        Interest on any loans made under the facilities will be payable on the last day of each interest period, which may be one week or one, two, three or six months at the election of Shire, or as otherwise agreed with the lenders. The interest rate for the revolving facility will be: LIBOR (or, in relation to any revolving loan in euro, EURIBOR); plus 0.90% per year, subject to change thereafter depending upon the prevailing ratio of Net Debt to EBITDA (each as defined in the 2010 Facilities Agreement) in respect of the most recently completed financial year or financial half year; plus any customary mandatory cost that is applicable.

        Shire shall also pay (i) a commitment fee equal to 35% per year of the applicable margin on available commitments under the revolving facility for the availability period applicable thereto and (ii) a utilization fee equal to (a) where outstanding loans aggregate more than US $500 million but equal to or less than US $850 million (the amount by which such amount exceeds US $500 million, the "first exceeding amount"), 0.20% per year on the first exceeding amount and (b) if and to the extent the aggregate of outstanding loans is an amount exceeding US $850 million (such exceeding amount, the "second exceeding amount"), 0.40% per year on the second exceeding amount.

  Other Terms.

        The 2010 Facilities Agreement includes customary representations and warranties, covenants and events of default, including requirements that the Group's (i) ratio of Net Debt to EBITDA in respect of the most recently-ended 12-month Relevant Period (each as defined in the 2010 Facilities Agreement) must not, at any time, exceed 3.5:1 (except that following an acquisition fulfilling certain criteria Shire may on a once-only basis elect to increase this ratio to 4.0:1 for the Relevant Period in which the acquisition was completed and for that immediately following) and (ii) ratio of EBITDA to Net Interest for the most recently-ended 12-month Relevant Period (each as defined in the 2010 Facilities Agreement) must not be less than 4.0:1.

        The 2010 Facilities Agreement restricts (subject to certain exceptions) Shire's ability to incur additional financial indebtedness, grant security over its assets or provide loans/grant credit. Further, any lender may require mandatory prepayment of its participation if there is a change of control of the Group, subject to certain exceptions for schemes of arrangement and analogous schemes.

        Events of default under the facilities include: (i) nonpayment of any amounts due under the Finance Documents (as defined in the 2010 Facilities Agreement), (ii) failure to satisfy any financial covenants, (iii) material misrepresentation in any of the Finance Documents, (iv) failure to pay, or certain other defaults, under other financial indebtedness, (v) certain insolvency events or proceedings, (vi) material adverse changes in the business, operations, assets or financial condition of the Group as a whole, (vii) certain ERISA breaches which would have a material adverse effect, (viii) if it becomes illegal for Shire (or any successor parent company) or any of their respective subsidiaries that are parties to the 2010 Facilities Agreement to perform their obligations thereunder or (ix) if Shire (or any successor parent company) or any subsidiary thereof which is a party to the 2010 Facilities Agreement repudiates such agreement or other Finance Document.

        The 2010 Facilities Agreement is governed by English law.

        The foregoing summary description of the 2010 Facilities Agreement is qualified in its entirety by reference to the 2010 Facilities Agreement itself, a copy of which Purchaser has filed as an exhibit to the Schedule TO which you may examine and copy as set forth in "Section 9—Certain Information Concerning Purchaser and SPHIL" above.

11.  Background of the Offer; Contacts with ViroPharma.

  Background of the Offer.

        As part of the continuous evaluation of Shire's business and plans, The Board of Directors of Shire (the "Shire Board"), along with Shire's senior management, regularly considers a variety of strategic options and transactions.

        On December 20, 2012, Shire's then-Chief Executive Officer, Angus Russell, telephoned Mr. Milano. Mr. Russell expressed to Mr. Milano a desire to discuss potential opportunities for a strategic transaction between ViroPharma and Shire. During this call, Mr. Milano informed Mr. Russell that the ViroPharma Board and ViroPharma's management had in place an operating plan for

ViroPharma and were focused on executing ViroPharma's plan. On January 22, 2013, Mr. Milano spoke by phone with Mr. Russell to reiterate that the ViroPharma Board and ViroPharma's management were focused on executing ViroPharma's operating plan. On April 5, 2013, Mr. Russell's successor and Shire's new Chief Executive Officer, Flemming Ornskov, M.D., telephoned Mr. Milano to introduce himself and to note Shire's continued interest in exploring potential opportunities for a strategic transaction with ViroPharma. On May 3, 2013, Dr. Ornskov again telephoned Mr. Milano to inform him that Shire would be sending to ViroPharma a written, non-binding indication of interest regarding a potential strategic transaction between ViroPharma and Shire. During each of these calls with Dr. Ornskov, Mr. Milano informed Dr. Ornskov that the ViroPharma Board and ViroPharma's management had in place an operating plan for ViroPharma and were focused on executing ViroPharma's plan.

        On May 3, 2013, Shire sent a letter to ViroPharma setting forth an unsolicited, non-binding written indication of interest pursuant to which Shire proposed to acquire all of the outstanding Shares for $41.00 per Share. In its letter, Shire stated that its proposal took into consideration the potential value of Cinryze, Plenadren, Buccolam and ViroPharma's other pipeline products. The letter also stated that Shire's proposal was not subject to any financing contingency and expressed Shire's desire to complete a transaction as expeditiously as possible.

        On May 24, 2013, Mr. Milano contacted Dr. Ornskov by telephone and, on behalf of ViroPharma, verbally rejected Shire's non-binding proposal, informing Dr. Ornskov that ViroPharma was not willing to enter into further discussions with Shire on the basis of the proposal set out in its May 3, 2013 letter.

        On May 30, 2013, Shire sent another letter to ViroPharma reiterating its non-binding proposal at $41.00 per Share. In this letter, Shire stated that its proposal was based solely on publicly available information and that if Shire were able to access further information through a confidential management meeting, Shire was confident that it would be able to identify meaningful additional value. Shire requested a response to its May 30, 2013 letter within the next week.

        On June 3, 2013, Shire received a letter from ViroPharma confirming that the ViroPharma Board remained unanimous in its view that, based on Shire's non-binding indicative proposal of $41.00 per Share, it was not prepared to engage in discussions regarding a potential sale of ViroPharma. ViroPharma's letter informed Shire that Shire's suggestion, in its May 30, 2013 letter, that it was confident that it would be able to identify meaningful additional value was not sufficient for the ViroPharma Board to change its position and invited Shire to substantiate its belief that it could find value above $41.00 per Share by indicating what that specific meaningful additional value would be and what assumptions were necessary to achieve that new value.

        On June 6, 2013, Shire responded with a letter to ViroPharma containing a revised, non-binding proposal at a price between $45.00 and $47.00 per Share, based on revised assumptions made by Shire in certain areas described in the letter. Shire's letter also requested a period of exclusivity to conduct due diligence.

        On June 10, 2013, Mr. Milano telephoned Dr. Ornskov to discuss Shire's June 6, 2013 letter and ViroPharma's willingness to consider engaging in a targeted due diligence process. Mr. Milano requested that Shire provide ViroPharma with a list of assumptions, and targeted due diligence items needed to confirm such assumptions, to arrive at Shire's new value range. Mr. Milano informed Dr. Ornskov that, following Shire's review of such targeted due diligence items, ViroPharma would expect Shire to provide ViroPharma with a revised proposal, at a specific per Share value, so that the ViroPharma Board could review that proposal and determine what next steps, if any, were appropriate. The two executives agreed that the parties' financial advisors should discuss the appropriate protocol for the proposed targeted due diligence process. The parties also began to negotiate a draft Confidentiality Agreement.

        On June 11, 2013, representatives of Goldman, Sachs & Co. ("Goldman Sachs"), ViroPharma's financial advisor, telephoned Lazard Frères & Co. LLC and Morgan Stanley & Co. International Plc, Shire's financial advisors, and reiterated ViroPharma's response to Shire's June 6, 2013 letter and discussed the proposed targeted due diligence process, including possible due diligence discussions and a possible, in-person confidential management presentation. On June 13, 2013, Shire delivered to ViroPharma a due diligence request list which the parties narrowed over the course of the next week to focus on key value drivers.

        On June 21, 2013, the parties executed a Confidentiality Agreement, which included a customary one-year standstill provision, and on June 22, 2013, ViroPharma made available to Shire certain targeted, non-public information through an electronic data room. Over the course of approximately the next two weeks, ViroPharma held telephonic due diligence meetings consistent with the scope of the agreed upon targeted due diligence process.

        On June 24, 2013, ViroPharma hosted a confidential management presentation in Malvern, Pennsylvania with representatives of ViroPharma's management team and Shire, including Dr. Ornskov. Representatives of the parties' respective financial advisors also participated in the meeting. At the meeting, ViroPharma's management provided an overview of ViroPharma, and Shire's representatives were provided with an opportunity to ask questions of the senior management of ViroPharma on various topics. During this meeting, Mr. Milano indicated to Dr. Ornskov that ViroPharma expected any further revised proposal from Shire to contain a single per Share value that could be evaluated by the ViroPharma Board and stated that any subsequent proposal would need to be in excess of the range proposed in Shire's June 6, 2013 letter.

        On July 5, 2013, Shire sent a letter to ViroPharma that contained a revised, non-binding proposal at a price of $46.00 per Share and requested an opportunity to conduct further confirmatory due diligence while working in parallel to negotiate definitive transaction documentation.

        On July 12, 2013, Shire received a letter from ViroPharma rejecting the revised proposal contained in Shire's July 5, 2013 letter, stating that the ViroPharma Board was unanimous in its view that the revised proposal was not at a level sufficient for ViroPharma to engage in Shire's requested confirmatory due diligence or negotiation of definitive documentation.

        Following Shire's receipt of ViroPharma's July 12, 2013 letter, Goldman Sachs representatives and members of Shire's business development team and Shire's financial advisors held two telephone discussions regarding ViroPharma's July 12, 2013 letter. In addition, Mathew Emmens, the Chairman of the Shire Board placed a call to the ViroPharma Board member Robert J. Glaser to discuss ViroPharma's July 12, 2013 letter. In returning Mr. Emmens' call, Mr. Glaser reiterated the messages delivered in ViroPharma's July 12, 2013 letter and stated that any further inquiries should be directed to Mr. Milano.

        On July 19, 2013, Shire sent a letter to ViroPharma that contained a revised, non-binding proposal at a price of $48.50 per Share, contingent on ViroPharma's agreement to move forward with discussions, confirmatory diligence and document negotiation in an expeditious manner.

        On July 25, 2013, Mr. Milano spoke with Dr. Ornskov by telephone to reject, on behalf of ViroPharma, the revised proposal contained in Shire's July 19, 2013 letter and to inform Dr. Ornskov that there was no ViroPharma Board consensus in support of a transaction at a price below $50.00 per Share. Mr. Milano also informed Dr. Ornskov that ViroPharma was prepared to work expeditiously toward a transaction, should the ViroPharma Board be presented with a price on which it was willing to transact, and that ViroPharma was considering exploring the potential interest of other parties in an acquisition of ViroPharma in connection with its consideration of any potential transaction. During this discussion, the executives agreed that ViroPharma would provide Shire access to additional due diligence information in an effort to allow Shire to consider additional value.

        On July 26, 2013, Shire's financial advisors contacted Goldman Sachs representatives to request the agreed upon access to additional due diligence information. On July 27, 2013, Shire sent to ViroPharma additional written due diligence requests. In response, ViroPharma provided access to certain additional, non-public information through ViroPharma's electronic data room. In addition, ViroPharma hosted several due diligence meetings, including several teleconferences with Shire representatives, and an in-person meeting held on August 7, 2013.

        On August 12, 2013, Mr. Milano spoke with Dr. Ornskov by telephone regarding Shire's evaluation of ViroPharma. During this call, at Dr. Ornskov's request, Mr. Milano agreed to seek ViroPharma Board approval to provide Shire with certain additional confirmatory due diligence materials.

        Over the course of two weeks commencing on August 16, 2013, ViroPharma provided Shire with access to certain additional non-public information through ViroPharma's electronic data room as well as during several in-person meetings and calls with ViroPharma's management team.

        On August 23, 2013, at the direction of ViroPharma's senior management, representatives of Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden"), ViroPharma's outside counsel, sent the draft Merger Agreement to Shire's outside legal advisors, Davis Polk & Wardwell LLP ("Davis Polk").

        On August 28, 2013, Skadden representatives discussed the draft Merger Agreement with Davis Polk representatives.

        On September 8, 2013, ViroPharma provided Shire with the Non-Risk-Adjusted Projections described in more detail in "Section 8—Certain Information Concerning ViroPharma—Projections."

        On September 13, 2013, Davis Polk representatives sent to Skadden a markup of the draft Merger Agreement, reflecting Shire's comments.

        Also on September 13, 2013, a number of press reports were published speculating as to whether ViroPharma was considering a sale transaction.

        On September 19, 2013, Shire's financial advisors informed Goldman Sachs that Shire was not willing to provide a revised proposal to ViroPharma until after Shire had been afforded the opportunity to visit the Cinryze manufacturing facilities of ViroPharma's manufacturing partner, Stichting Sanquin Bloedvoorziening ("Sanquin").

        On September 20, 2013, Mr. Milano called Dr. Ornskov to indicate that Shire would be permitted to visit with Sanquin only after Shire had submitted a proposal at a price that was otherwise acceptable to the ViroPharma Board. During this call, Mr. Milano made clear that ViroPharma recognized that any such proposal would be conditioned upon Shire conducting a visit to Sanquin, and that the inclusion of such a condition would not negatively impact ViroPharma's review of such a proposal.

        On September 23, 2013, Mr. Milano called Dr. Ornskov to request that, if Shire intended to make a revised proposal, it should do so by the end of the week, and to reiterate that there was no ViroPharma Board consensus in support of a transaction at a price below $50.00 per Share.

        On September 27, 2013, Dr. Ornskov called Mr. Milano to verbally indicate a revised non-binding proposal of $50.00 per Share, contingent upon a visit to Sanquin's manufacturing facilities.

        On October 2, 2013, Skadden representatives sent a revised draft Merger Agreement to Davis Polk representatives.

        On October 9, 2013, Shire conducted a due diligence meeting with representatives of ViroPharma and representatives of Sanquin at Sanquin's manufacturing facilities. Following this meeting, there were a series of calls between representatives of Shire and representatives of Sanquin.

        On October 11, 2013, Skadden representatives discussed with Davis Polk representatives key open issues relating to the draft Merger Agreement. Following this discussion, Davis Polk representatives sent a revised draft of the Merger Agreement to Skadden representatives on October 12, 2013.

        On October 15, 2013, Skadden representatives sent a revised draft Merger Agreement to Davis Polk representatives. Also on October 15, 2013, Mr. Milano and Dr. Ornskov spoke regarding the status of the parties' discussions and outstanding due diligence information requests.

        On October 16, 2013, Skadden representatives and Davis Polk representatives discussed the revised draft and Skadden representatives sent Davis Polk representatives a further revised draft of the Merger Agreement.

        On October 17, 2013, Mr. Milano called Dr. Ornskov to discuss the offer price and certain contract terms. Dr. Ornskov indicated that Shire may seek to reduce the proposed transaction price below $50.00 per Share. Mr. Milano informed Dr. Ornskov that the ViroPharma Board would not support a transaction at a price below $50.00 per Share. Mr. Milano promptly reported this development to the members of the ViroPharma Board and confirmed that there was no ViroPharma Board consensus in support of transaction at a value below $50.00 per Share.

        On October 18, 2013, Skadden representatives and Davis Polk representatives again discussed key issues relating to the draft Merger Agreement. Between October 18 and October 21, 2013, Dr. Ornskov and Mr. Milano had a series of calls to discuss certain of the key open issues relating to the draft Merger Agreement, including the amounts of the termination fees payable under the Merger Agreement, obligations to employees following consummation of the Offer and the Merger, the anticipated competition filings and the standard for determining whether a regulatory approval imposed a burdensome condition and the scope of carve-outs to the material adverse effect definition. With respect to the termination fees, Shire originally proposed that the antitrust reverse termination fee payable by SPHIL to ViroPharma under certain circumstances would be equal in amount to the termination fee payable by ViroPharma to SPHIL under certain circumstances (including if ViroPharma terminates the Merger Agreement to accept a superior proposal). During this series of calls, Mr. Milano proposed a $400 million antitrust reverse termination fee at a $50.00 deal price, and Dr. Ornskov offered a counterproposal of $180 million, noting that certain of Shire's legal obligations constrained the size of termination fees that it was willing to pay.

        On October 22 and October 23, 2013, ViroPharma and Shire negotiated these key issues and reached general resolution on these issues, subject to documentation. In connection with such negotiations, Shire proposed an antitrust reverse termination fee of $180 million and a termination fee equal to 3% of the equity value of ViroPharma in the transaction; ViroPharma accepted the 3% termination fee subject to an increase of the antitrust reverse termination fee to $200 million, which was accepted by Shire.

        On October 23, 2013, the Shire Board met and affirmed the $50.00 per Share offer and the terms negotiated on the key issues. Dr. Ornskov called Mr. Milano to verbally confirm Shire's non-binding proposal of $50.00 per Share. Later that day, Skadden representatives sent a revised draft Merger Agreement to Davis Polk representatives.

        From October 23, 2013 through October 27, 2013, Skadden representatives and Davis Polk representatives exchanged drafts of the Merger Agreement in an effort to finalize open items.

        On October 27, 2013, Dr. Ornskov called Mr. Milano to request further diligence on certain manufacturing and regulatory matters, including pending regulatory issues with the Federal Drug Administration ("FDA"). Later that day, Mr. Milano convened the ViroPharma Board to update it regarding this request. During the two weeks that followed, ViroPharma and its advisors along with Shire and its advisors held various discussions with respect to these matters and ViroPharma permitted Shire to conduct its requested additional diligence regarding these matters. In connection with this additional diligence, there were several discussions among Shire's regulatory advisors and ViroPharma's regulatory advisors, including discussions regarding recent communications with the FDA.

        Following these discussions, on November 8, 2013, Dr. Ornskov called Mr. Milano and verbally indicated that Shire intended to seek final Shire Board approval of the transaction on November 10, 2013, with the anticipation of entering into the Merger Agreement and announcing the transaction on November 11, 2013. During this call, Mr. Milano agreed to convene the ViroPharma Board on November 10, 2013 to seek the ViroPharma Board's approval of the transaction. Thereafter, Skadden representatives and Davis Polk representatives finalized the terms of the proposed Merger Agreement.

        On November 10, 2013, the Shire Board met and unanimously approved the transaction on the terms set forth in the definitive Merger Agreement. Dr. Ornskov then called Mr. Milano to advise him of the Shire Board's approval.

        Later that day, the ViroPharma Board held a special telephonic meeting, and, after discussion, the ViroPharma Board unanimously approved the transaction on the terms set forth in the definitive Merger Agreement. Following the ViroPharma Board meeting, Mr. Milano advised Dr. Ornskov of the ViroPharma Board's approval.

        Shortly thereafter, ViroPharma and Shire executed and delivered the definitive Merger Agreement as of November 11, 2013 and announced the transaction in a jointly issued press release on such date.

12.  Purpose of the Offer; Plans for ViroPharma; Stockholder Approval; Appraisal Rights.

  Purpose of the Offer; Plans for ViroPharma.

        The purpose of the Offer and the Merger is for SPHIL to acquire control of, and the entire equity interest in, ViroPharma. The Offer, as the first step in the acquisition of ViroPharma, is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is to acquire all capital stock of ViroPharma not purchased pursuant to the Offer or otherwise.

        Upon the Offer Closing, the Merger Agreement provides that SPHIL will have the right (but not the obligation) to designate representatives to serve on the ViroPharma Board in proportion to the ownership of Shares by SPHIL (together with its subsidiaries) following the Offer Closing, provided, that prior to the Merger Effective Time, the ViroPharma Board will always have at least three Continuing Directors. SPHIL has yet to determine whether it will exercise such right, but if it does, such designees will likely be certain officers or employees of Shire. The foregoing information and certain other information contained in this Offer to Purchase, the Schedule 14D-9 and certain other materials are being (or will be) provided in accordance with the requirements of Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. We expect that such representation on the ViroPharma Board would permit us to exert substantial influence over ViroPharma's conduct of its business and operations. Prior to the Merger Effective Time, the approval of a majority of the Continuing Directors will be required to authorize, among other things, any amendment or termination of, or waiver under, the Merger Agreement or to authorize any agreement between ViroPharma and its affiliates, on the one hand, and SPHIL and its affiliates, on the other hand. We currently intend, as soon as practicable after consummation of the Offer and the satisfaction or waiver of the other conditions set forth in the Merger Agreement, to consummate the Merger pursuant to the Merger Agreement. Following the Merger, the directors of Purchaser will be the directors of ViroPharma. See "Section 13—The Transaction Documents—The Merger Agreement."

        Except as otherwise provided herein, it is expected that, initially following the Merger, the business and operations of ViroPharma will be continued substantially as they are currently being conducted. Upon completion of the Offer, Purchaser will merge with and into ViroPharma, which will continue as the surviving corporation and a wholly owned subsidiary of SPHIL. SPHIL intends to conduct a comprehensive review of ViroPharma's business, operations, capitalization and management with a view to optimizing development of ViroPharma's potential in conjunction with Shire's business. SPHIL will continue to evaluate the business and operations of ViroPharma during and after the consummation of the Offer and prior to the Merger Effective Time and, following the Merger, will take such actions as it deems appropriate under the circumstances then existing.

        If, for any reason following completion of the Offer, the Merger is not consummated, SPHIL and Purchaser reserve the right to acquire additional Shares through private purchases, market transactions, tender or exchange offers or otherwise on terms and at prices that may be more or less favorable than those of the Offer, or, subject to any applicable legal restrictions, to dispose of any or all Shares acquired by them.

        Except as described above or elsewhere in this Offer to Purchase and except for the transactions contemplated in the Merger Agreement, Purchaser has no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving ViroPharma or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any change in the ViroPharma Board or management, (iii) any material change in the ViroPharma's capitalization or dividend policy, (iv) any other material change in ViroPharma's corporate structure or business, (v) any class of equity securities of ViroPharma being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association or (vi) any class of equity securities of ViroPharma becoming eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

  No Stockholder Approval.

        If the Offer is consummated, we do not anticipate seeking the approval of ViroPharma's remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that, subject to certain statutory provisions, if following consummation of a successful tender offer for a public corporation, the acquirer holds at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger involving the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquirer can effect a merger without the action of the other stockholders of the target corporation. Therefore, the parties have agreed that, subject to the conditions specified in the Merger Agreement, the Merger will become effective as soon as practicable after the consummation of the Offer, without a meeting of ViroPharma stockholders, in accordance with Section 251(h) of the DGCL.

  Appraisal Rights.

        No appraisal rights are available in connection with the Offer. However, under the DGCL, stockholders who do not tender their Shares in the Offer will have the right, by fully complying with the applicable provisions of Section 262 of the DGCL, to dissent with respect to the Merger and to receive payment in cash for the "fair value" of their Shares after the Merger is completed. The term "fair value" means the value of the Shares immediately before the Merger Effective Time and may be less than, equal to or greater than the Offer Price.

        As described more fully in the Schedule 14D-9, in order to exercise appraisal rights under Section 262 of the DGCL, a stockholder must do all of the following:

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  within the later of the consummation of the Offer and December 15, 2013, deliver to ViroPharma a written demand for appraisal of Shares held, which demand must reasonably inform ViroPharma of the identity of the stockholder and that the stockholder is demanding appraisal;

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  not tender their Shares in the Offer; and

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  continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Merger Effective Time.

        Any holder of Shares who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so, should review the Schedule 14D-9 and Section 262 of the DGCL carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

        The foregoing summary of the rights of ViroPharma's stockholders to seek appraisal rights under Delaware law does not purport to be a complete statement of the procedures to be followed by the stockholders of ViroPharma desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires strict adherence to the applicable provisions of the DGCL. A copy of Section 262 of the DGCL is included as Annex C to the Schedule 14D-9.

13.  The Transaction Documents.

  The Merger Agreement.

        The following summary description of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which Purchaser has included as an exhibit to the Tender Offer Statement on Schedule TO, which you may examine and copy as set forth in "Section 9—Certain Information Concerning Purchaser and SPHIL" above. The summary description has been included in this Offer to Purchase to provide you with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about Shire, SPHIL, Purchaser, ViroPharma or their respective affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of the Merger Agreement, were made as of specific dates, were made solely for the benefit of the parties to the Merger Agreement and may not have been intended to be statements of fact, but rather, as a method of allocating risk and governing the contractual rights and relationships among the parties to the Merger Agreement. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Merger Agreement and may apply standards of materiality and other qualifications and limitations in a way that is different from what may be viewed as material by Shire's or ViroPharma's stockholders. In reviewing the representations, warranties and covenants contained in the Merger Agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties and covenants or any descriptions were not intended by the parties to the Merger Agreement to be characterizations of the actual state of facts or conditions of Shire, SPHIL, Purchaser, ViroPharma or their respective affiliates. Moreover, information concerning the subject matter of the representations and warranties may have changed or may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone and should instead be read in conjunction with the other information contained in the reports, statements and filings that Shire and ViroPharma publicly file with the SEC. Shire acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this Offer to Purchase not misleading.

  The Offer.

        Upon the terms and subject to the conditions set forth in the Merger Agreement, Purchaser has agreed to commence a cash tender offer (as promptly as practicable, but in no event later than

November 25, 2013) for all of the Shares at a purchase price of $50.00 per share (the "Offer Price"), net to the seller in cash, without interest and less any required withholding taxes. Purchaser's obligation to accept for payment and pay for Shares validly tendered and not validly withdrawn pursuant to the Offer is subject to the satisfaction of the Minimum Condition, the expiration or termination of the applicable waiting period under the HSR Act, termination of review or approval of the transaction by the UK OFT and the satisfaction or waiver of the other conditions set forth in "Section 15—Conditions to the Offer." Purchaser has reserved the right to waive any of the conditions to the Offer and to make any change in the terms of the Offer; provided that, without the prior written consent of ViroPharma, it will not:

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  reduce the number of Shares sought in the Offer;

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  reduce the Offer Price;

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  change, modify or waive the Minimum Condition;

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  add to any of the conditions described in "Section 15—Conditions to the Offer" or modify or change any such condition in a manner adverse to any holders of Shares;

  •
  extend or otherwise change the Expiration Time, except as described under "—Extensions of the Offer" below;

  •
  change the form of consideration to be paid in the Offer; or

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  otherwise amend, modify or supplement any of the terms of the Offer in a manner adverse to the holders of Shares.

  Extensions of the Offer.

        Purchaser may, without the consent of ViroPharma, in consecutive increments of not more than ten business days, extend the Offer on one or more occasions, if at any scheduled Expiration Time any condition to the Offer described in "Section 15—Conditions to the Offer" has not been satisfied or waived or if such extension is otherwise required by any rule, regulation, interpretation or position of the SEC or its staff applicable to the Offer or applicable law.

        In addition, to the extent requested in writing by ViroPharma prior to any scheduled Expiration Time, Purchaser has agreed to extend the Offer on one or more occasions, in consecutive increments of not more than ten business days (but not beyond the Termination Date) if, (x) the conditions described in clause (ii) or in paragraph (A) or (B) of clause (iii) of "Section 15—Conditions to the Offer" are not satisfied or waived at any scheduled Expiration Time (including the expiration or termination of the applicable waiting period under the HSR Act, or the termination of review or approval of the transaction by the UK OFT) and it is reasonably expected that such conditions will be satisfied prior to the Termination Date or (y) for an aggregate period of not more than twenty business days if any of the Minimum Condition or the conditions described in paragraph (D) or (E) of clause (iii) of "Section 15—Conditions to the Offer" have not been satisfied or waived, but all other conditions have been satisfied or waived as of such scheduled Expiration Time.

        The Merger Agreement obligates Purchaser, subject to the satisfaction or waiver of the conditions set forth in "Section 15—Conditions to the Offer," to accept for payment and pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer promptly after the Expiration Time.

        The Offer may not be terminated prior to the Expiration Time unless the Merger Agreement is validly terminated in accordance with the provisions described under "—Termination."

  Directors.

        The Merger Agreement provides that upon the Offer Closing, and all times thereafter, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, SPHIL will have the right (but not the obligation) to designate the number of directors, rounded up to the next whole number, to the ViroPharma Board that equals the product of (i) the total number of directors on the ViroPharma Board (giving effect to the election or the appointment of any additional directors pursuant to such right) and (ii) the percentage that the number of Shares beneficially owned by SPHIL and its subsidiaries (including Shares accepted for payment pursuant to the Offer) bears to the total number of Shares then outstanding. ViroPharma is required under the Merger Agreement to cause SPHIL's designees to be elected or appointed to the ViroPharma Board, including by increasing the size of the ViroPharma Board, filling vacancies of newly created directorships on the ViroPharma Board and obtaining the resignations of incumbent directors, provided, that, prior to the Merger Effective Time, the ViroPharma Board will always have at least three Continuing Directors. Upon SPHIL's request and subject to applicable law and NASDAQ rules, ViroPharma will also cause the directors designated by SPHIL to serve on and constitute the number of members, rounded to the next whole number, on each committee of the ViroPharma Board (except for any committee established to take action with respect to the subject matter of the Merger Agreement) and the board of directors of each subsidiary of ViroPharma (and each committee thereof) that represents the same percentage as such individuals represent on the ViroPharma Board.

        Following the election or appointment of SPHIL's designees and until the Merger Effective Time, the approval of a majority of the Continuing Directors then in office will be required to authorize ViroPharma to consent:

  •
  to amend or terminate the Merger Agreement;

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  to waive any of ViroPharma's rights or remedies under the Merger Agreement;

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  to extend the time for the performance of any of the obligations or other acts of SPHIL or Purchaser;

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  to amend the certification of incorporation or the bylaws of ViroPharma;

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  to authorize any agreement between ViroPharma and any of its subsidiaries, on the one hand, and SPHIL, Purchaser or any of their affiliates (other than ViroPharma and its subsidiaries) on the other hand; or

  •
  to make any other consent by ViroPharma with respect to the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement.

  The Merger.

        As soon as practicable following the consummation of the Offer, and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, Purchaser will merge with and into ViroPharma, and ViroPharma will survive as a wholly owned subsidiary of SPHIL. At the Merger Effective Time, any Shares not purchased pursuant to the Offer (other than Shares owned by SPHIL or Purchaser, or ViroPharma or any of its subsidiaries, and Shares owned by stockholders who have properly exercised any available rights of appraisal under Section 262 of the DGCL) will be automatically converted into the right to receive, in cash and without interest, an amount equal to the Offer Price.

        The Merger Agreement provides the Merger will be governed by Section 251(h) of the DGCL and will be effected without a vote of ViroPharma stockholders.

  Stock Options.

        The Merger Agreement provides that as of the Offer Closing, each then-outstanding and unexercised ViroPharma Stock Option (whether vested or unvested) will be cancelled and converted into the right to receive an amount in cash equal to the product of (i) the total number of Shares subject to such ViroPharma Stock Option immediately prior to such cancellation and (ii) the excess, if any, of the Offer Price over the exercise price per Share of such ViroPharma Stock Option, less any required withholding taxes.

  ViroPharma RSUs and ViroPharma PSUs.

        The Merger Agreement provides that, as of the Offer Closing, each outstanding ViroPharma RSU that is outstanding immediately prior to the Offer Closing (whether vested or unvested) will be cancelled and converted into the right to receive an amount in cash equal to the product of (i) the total number of Shares subject to such ViroPharma RSU and (ii) the Offer Price, less any required withholding taxes.

        The Merger Agreement further provides, that as of the Offer Closing, each outstanding ViroPharma PSU (whether vested or unvested) will be cancelled and converted into the right to receive an amount in cash equal to the product of (i) the total number of Shares that would be delivered in respect of such ViroPharma PSU assuming achievement of the applicable performance metrics at the maximum level as of the end of the applicable performance period and (ii) the Offer Price, less any required withholding taxes.

  Employee Stock Purchase Plan

        If the Offer Closing occurs prior to the offering termination date for the Purchase Plan offering period in effect as of the date of the Merger Agreement, then immediately prior to, and conditional upon the occurrence of, the Offer Closing, each then-outstanding purchase right under the Purchase Plan will, subject to certain adjustments, be used to purchase Shares from ViroPharma at the applicable price determined under the terms of the Purchase Plan using the 10th business day prior to the Offer Closing Date as the offering termination date for such offering period.

  Representations and Warranties.

        In the Merger Agreement, ViroPharma has made customary representations and warranties to SPHIL and Purchaser, including representations relating to, its corporate organization, subsidiaries, capital structure, authority, non contravention, required filings and consents, SEC filings (including pursuant to the Sarbanes-Oxley Act of 2002) and financial statements (including with respect to internal controls), absence of undisclosed material liabilities, information to be included in the Offer documents, the Schedule 14D-9 and the information statement required to be filed in connection with the Offer pursuant to Rule 14f-1 under the Exchange Act (the "Information Statement"), absence of certain changes or events, litigation, material contracts, permits and compliance with laws and court orders, properties, environmental matters, employee benefits plans and employment arrangements, labor matters, taxes, intellectual property, regulatory compliance, approval of certain matters for purposes of the safe harbor provisions contained in Schedule 14d-10 under the Exchange Act, broker's or similar fees, the opinion of the ViroPharma's financial advisor, anti-takeover laws and insurance. In the Merger Agreement, SPHIL and Purchaser have made customary representations and warranties to ViroPharma with respect to, among other matters, their organization, authority, noncontravention, required filings and consents, information to be included in the Offer documents, the Schedule 14D-9 and the Information Statement, interim operations of Purchaser, sufficiency of funds, ownership of securities of ViroPharma, litigation and broker's or similar fees.

        The representations and warranties will not survive consummation of the Merger, and cannot be the basis for any claims after the termination of the Merger Agreement, other than claims for fraud or willful breach.

  Operating Covenants.

        Pursuant to the Merger Agreement, from the date of the Merger Agreement until the Merger Effective Time, except as (i) specifically contemplated or permitted by the Merger Agreement, (ii) required by law or the rules of NASDAQ or (iii) consented to in writing by SPHIL (which consent shall not be unreasonably withheld, conditioned or delayed), ViroPharma has agreed to, and has agreed to cause each of its subsidiaries to:

  •
  carry on its respective businesses in the ordinary course, including by using commercially reasonable efforts to continue current plans to develop subcutaneous and low-volume intravenous formulations of Cinryze;

  •
  comply in all material respects with all applicable laws and its permits and material contracts;

  •
  use its commercially reasonable efforts to keep available the services of its present officers and other employees;

  •
  use its commercially reasonable efforts to maintain in effect all of its permits and other authorizations;

  •
  uses its commercially reasonable efforts to cause ViroPharma's auditors to complete their audit for the year ending December 31, 2013 in a timely manner consistent with past practice (and, at the request of SPHIL, perform a review of the consolidated interim financial statements of ViroPharma for any period beginning thereafter); and

  •
  use its commercially reasonable efforts to maintain its relationships with its customers, lenders, suppliers and insurers.

        In addition, during the same period, except as (i) specifically contemplated or permitted by the Merger Agreement, (ii) required by law or the rules of NASDAQ or (iii) consented to in writing by SPHIL (which consent shall not be unreasonably withheld, conditioned or delayed), ViroPharma has agreed not to, and has agreed not to permit any of its subsidiaries to, subject to certain exceptions:

  •
  declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its securities;

  •
  split, combine or reclassify any of its securities;

  •
  purchase, redeem or otherwise acquire any securities of ViroPharma or any of its subsidiaries (except in accordance with certain existing obligations);

  •
  issue, deliver, sell, promise, pledge or otherwise encumber any of its securities, or any securities convertible into, or exchangeable or exercisable for such securities (except in accordance with certain existing obligations);

  •
  amend its articles of incorporation, bylaws or other comparable organizational documents;

  •
  acquire or agree to acquire any assets, securities or properties (other than supplies or inventory in the ordinary course of business consistent with past practice);

  •
  sell, lease, license, sell and lease back, mortgage or otherwise subject to any lien or otherwise dispose of, abandon or permit to lapse any of any of its properties or assets (except sales of inventory, obsolete equipment or otherwise in excess of a specified threshold);

  •
  incur, create or assume any indebtedness for borrowed money, including by way of a guarantee, other than certain short-term borrowings to meet working capital needs, or make any loans, advances, capital contributions or investments;

  •
  incur or commit to incur capital expenditures in excess of a specified threshold;

  •
  pay, discharge, settle or satisfy, or offer to pay, discharge, settle or satisfy, (i) any stockholder litigation relating to the Merger Agreement or any transactions contemplated by the Merger Agreement, (ii) any litigation, investigation, arbitration, proceeding or other claim in excess of a specified threshold or (iii) any other liabilities or obligations (except for those which are reserved against in ViroPharma's most recent financial statements or incurred in the ordinary course of business consistent with past practice thereafter);

  •
  enter into, accelerate, terminate or cancel any material contract, modify or amend in any material respect any material contract or waive, release, assign or fail to exercise or pursue any material rights or claims under any material contract;

  •
  except for certain increases to employees whose base salary does not exceed a certain threshold, increase the compensation or benefits payable or to become payable to, grant any severance, termination or retention pay to or pay or award any pension, retirement, allowance or other incentive awards to, or accelerate on a discretionary basis the vesting or payment of any equity award held by, any current or former service provider;

  •
  amend or modify any existing employee plan or adopt or enter into any employee plan, make any loans to any current or former service provider or hire any employee at a rate of base compensation exceeding $100,000 (except, in each case, in accordance with certain existing obligations);

  •
  form any subsidiary;

  •
  adopt or enter into any collective bargaining agreement or other labor union contract;

  •
  enter into, approve or recommend any agreement requiring, or which would reasonably be expected to cause, (i) ViroPharma to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere or be inconsistent with the Offer, the Merger or the other transactions contemplated by the Merger Agreement or (ii) ViroPharma to fail to comply with the Merger Agreement;

  •
  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity;

  •
  change ViroPharma's methods of accounting;

  •
  fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies;

  •
  take any action intended to result in any of the conditions to the Offer set forth in "Section 15—Conditions to the Offer" not being satisfied or intended to prevent, delay or impair the ability of ViroPharma to consummate the Merger; or

  •
  authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

        In addition, during the same period, subject to certain exceptions (including as required by applicable tax law or with SPHIL's prior written consent), neither ViroPharma nor any its subsidiaries will take certain material actions relating to taxes.

        During the same period, each of SPHIL and Purchaser has agreed that it, and its respective affiliates, will not engage in any business combination that would reasonably be expected to result in any of the conditions to the Offer set forth in "Section 15—Conditions to the Offer" not being satisfied prior to the Termination Date.

  No Solicitation.

        Pursuant to the Merger Agreement, ViroPharma has agreed that, from the date of the Merger Agreement until the earlier of the Merger Effective Time or the termination of the Merger Agreement in accordance with its terms, ViroPharma will not, nor will it authorize or permit any of its controlled affiliates' or its or their directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives (collectively, "Representatives") to, directly or indirectly:

  •
  solicit, initiate, propose or knowingly encourage, or take any other action to knowingly facilitate, any Takeover Proposal (as defined below) or any inquiries or offers or the making of any proposal or any other efforts or attempts that could reasonably be expected to lead to a Takeover Proposal; or

  •
  enter into, continue or otherwise knowingly participate in any communications or negotiations regarding, or furnish to any person any information with respect to, or otherwise knowingly cooperate in any way with any person with respect to, any Takeover Proposal or any inquiries or offers or the making of any proposal or any other efforts or attempt that could reasonably be expected to lead to a Takeover Proposal.

        ViroPharma has agreed that it will, and will cause its Subsidiaries and direct its Representatives to, immediately cease and cause to be terminated all existing communications and negotiations with any person conducted prior to the date of the Merger Agreement with respect to any Takeover Proposal, and it will request the prompt return or destruction of all confidential information previously furnished in connection with such communications and negotiations.

        Notwithstanding the foregoing, and subject to ViroPharma's compliance with the non-solicitation provisions described above, at any time prior to the Offer Closing, in response to a bona fide written Takeover Proposal received after the date of the Merger Agreement (provided, that the ViroPharma Board determines in good faith (after consultation with its outside legal counsel and financial advisor) that (A) such Takeover Proposal constitutes or could reasonably be expected to lead to a Superior Proposal (as defined below) and (B) failure to respond to such Takeover Proposal would be inconsistent with its fiduciary duties to the stockholders of ViroPharma under applicable law), ViroPharma may permit and authorize its affiliates and its and their Representatives to:

  •
  furnish information with respect to ViroPharma and its subsidiaries to the person making such Takeover Proposal pursuant to a confidentiality agreement which contains terms with respect to the maintenance of confidentiality and restrictions on use of ViroPharma information that are no less favorable to ViroPharma than those contained in the Confidentiality Agreement (as defined below); and

  •
  participate in discussions or negotiations with the person making such Takeover Proposal regarding such Takeover Proposal.

        However, ViroPharma is required to concurrently provide to SPHIL any information concerning ViroPharma or its subsidiaries provided to such person which was not previously provided to SPHIL, and ViroPharma may not take any of the actions referred to in the foregoing bullets unless it delivers to SPHIL a prior written notice advising SPHIL that it intends to take such action. In addition, ViroPharma is required to notify SPHIL promptly (but in no event later than 48 hours) after receipt by ViroPharma of any Takeover Proposal or any request for information relating to ViroPharma or any of its subsidiaries or for access to the business, properties, assets, books or records of ViroPharma or any of its subsidiaries by any person with respect to a Takeover Proposal. ViroPharma is also required to (i) provide the identity of the person making any such Takeover Proposal, indication or request (subject to certain confidentiality obligations) and the terms and conditions of any such Takeover Proposal, indication or request, (ii) keep SPHIL reasonably informed, on a reasonably prompt and timely basis, of the status and details of any such Takeover Proposal, indication or request and (iii) promptly (but in no event later than 48 hours after receipt) advise SPHIL of any changes to the material terms of such Takeover Proposal, indication or request.

        "Takeover Proposal" means any proposal, inquiry or offer (whether or not in writing) from any person with respect to, in a single transaction or series of transactions, any (i) merger, consolidation, share exchange, other business combination or similar transaction involving ViroPharma, (ii) sale, lease, contribution or other disposition, directly or indirectly, of any business or asset or assets of ViroPharma or any of its subsidiaries representing 20% or more of the consolidated net income, revenues or assets (whether determined by reference to book value or fair market value) of ViroPharma and its subsidiaries, taken as a whole, (iii) issuance, sale or other disposition, directly or indirectly, to any person (or the stockholders or owners of any person) or "group" (as defined under Section 13(d) of the Exchange Act) of securities (or securities exercisable for, or convertible or exchangeable into, securities) or any interest in such securities representing 20% or more of the outstanding Shares or of the voting power of ViroPharma's capital stock, (iv) transaction in which any person (or the stockholders of any person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any "group" (as defined under Section 13(d) of the Exchange Act) which beneficially owns, or has the right to acquire beneficial ownership of, 20% or more of the outstanding Shares or of the voting power of ViroPharma's capital stock or (v) any combination of the foregoing.

        "Superior Proposal" means any bona fide written offer, which was not solicited after the date hereof and did not result from a breach of the non-solicitation provisions described above, made by any person that, if consummated, would result in such person (or in the case of a direct merger between such person and ViroPharma, the stockholders of such person) acquiring, directly or indirectly, more than 50% of the outstanding Shares or of the voting power of ViroPharma's capital stock or all or substantially all the assets of ViroPharma and its subsidiaries, taken as a whole, and which offer the ViroPharma Board reasonably determines in good faith (after consultation with its outside legal counsel and financial advisor) (i) provides a higher value from a financial point of view to the stockholders of ViroPharma than the consideration payable in the Offer and the Merger (taking into account all of the terms and conditions of such proposal and the Merger Agreement, as well as any proposal by SPHIL to amend the terms of the Merger Agreement in response to such proposal), (ii) is reasonably likely to be completed in a timely fashion, taking into account the conditionality and likelihood of consummation and all financial, legal, regulatory and other aspects of such proposal and (iii) if a cash transaction (whether in whole or in part), for which the consideration is fully committed or reasonably determined by the ViroPharma Board to be available.

  ViroPharma Board Recommendation.

        ViroPharma has represented to SPHIL and Purchaser in the Merger Agreement that the ViroPharma Board, at a meeting duly called and held, duly adopted resolutions unanimously:

          (a)   adopting and declaring the advisability of the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement;

          (b)   declaring that it is in the best interests of ViroPharma and its stockholders (other than SPHIL and its subsidiaries) that ViroPharma enter into the Merger Agreement and consummate the Merger and that the stockholders of ViroPharma tender their Shares pursuant to the Offer, in each case on the terms and subject to the conditions set forth therein;

          (c)   declaring that the terms of the Offer and the Merger are fair to ViroPharma and ViroPharma's stockholders (other than SPHIL and its subsidiaries); and

          (d)   recommending that ViroPharma's stockholders accept the Offer and tender their Shares pursuant to the Offer (collectively, the "ViroPharma Board Recommendation").

        Under the Merger Agreement, neither the ViroPharma Board nor any committee thereof may:

  •
  (i) withhold, withdraw (or not continue to make), change, qualify or modify in a manner adverse to SPHIL or Purchaser, or propose publicly to withhold, withdraw (or not continue to make), change, qualify or modify in a manner adverse to SPHIL or Purchaser, the ViroPharma Board Recommendation or any approval or recommendation by any such committee regarding the Merger Agreement, the Offer and the Merger, or approve or recommend, or propose publicly to approve or recommend any Takeover Proposal, or resolve or agree to take any such action or (ii) fail to include the ViroPharma Board Recommendation in the Schedule 14D-9 (any such action or resolution or agreement to take such action above being referred to as an "Adverse Recommendation Change");

  •
  approve or recommend, or propose publicly to approve, recommend or permit ViroPharma or any of its affiliates to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or which is intended to or is reasonably likely to lead to, any Takeover Proposal (other than a confidentiality agreement in accordance with the provisions of the Merger Agreement);

  •
  fail to enforce or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of ViroPharma or any of its subsidiaries unless the ViroPharma Board determines after consulting with its outside legal counsel that the failure to waive such provision would be inconsistent with its fiduciary duties under applicable law; provided, that ViroPharma will not enforce and has waived any provision of any such agreement that would prohibit a person from communicating confidentially a Takeover Proposal to the ViroPharma Board; or

  •
  approve any transaction under, or any person becoming an "interested stockholder" under, Section 203 of the DGCL.

        Notwithstanding the foregoing, at any time prior to the Offer Closing, the ViroPharma Board may:

  •
  following receipt of a Superior Proposal received after the date of the Merger Agreement and after determining in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to take such action would be inconsistent with its fiduciary duties to the stockholders of ViroPharma under applicable law, (A) effect an Adverse Recommendation Change or (B) cause ViroPharma to terminate this Agreement in order to enter into a binding agreement providing for such Superior Proposal; provided, that immediately before and as a condition to any such termination, ViroPharma pays to SPHIL the fee described in the "—Termination" section below; or

  •
  effect an Adverse Recommendation Change for a reason unrelated to a Takeover Proposal if the ViroPharma Board has determined in good faith, after consultation with its outside legal counsel, that, in light of material facts, events or circumstances that have developed since the date of the Merger Agreement that were not known or reasonably foreseeable to ViroPharma prior to the date of the Merger Agreement, the failure to take such action would be inconsistent with its fiduciary duties to the stockholders of ViroPharma under applicable law.

        However, the ViroPharma Board may not make an Adverse Recommendation Change or terminate the Agreement in order to enter into a binding agreement providing for a Superior Proposal unless:

  •
  if such Adverse Recommendation Change is to be made in relation to a Takeover Proposal, such Takeover Proposal constitutes a Superior Proposal;

  •
  ViroPharma promptly provides written notice to SPHIL at least four business days (or in the case of any amendment to the material terms of an existing Takeover Proposal, at least 48 hours) before taking such action of its intention to do so and containing (1) in the case of any action intended to be taken in relation to a Takeover Proposal, the material terms of such Takeover Proposal or (2) in the case of any action intended to be taken in circumstances not involving or relating to a Takeover Proposal, a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking, such action; and

  •
  SPHIL does not make, within four business days after its receipt of that written notification (or, in the case of an amendment to the material terms of an existing Takeover Proposal, within 48 hours), (1) in the case of any action intended to be taken in relation to a Takeover Proposal, an offer that causes the Takeover Proposal, as determined by the ViroPharma Board in good faith, after consultation with its outside legal counsel and financial advisor, to no longer constitute a Superior Proposal, or (2) in the case of any action intended to be taken in circumstances not involving or relating to a Takeover Proposal, an offer that obviates, in the good faith view of the ViroPharma Board, after consultation with its outside legal counsel, the need for such Adverse Recommendation Change.

        The Merger Agreement does not prevent ViroPharma from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) under the Exchange Act or (ii) making any disclosure to its stockholders if, in the good faith judgment of the ViroPharma Board (after consultation with outside legal counsel), (A) failure to so disclose would be inconsistent with its fiduciary duties under applicable law or (B) such disclosure is required under the federal securities laws. However, the taking of any such position or making of any such disclosure or statement (other than a "stop, look and listen" letter or similar communication contemplated by Rule 14d-9(f) under the Exchange Act) is subject to the provisions described above related to an Adverse Recommendation Change.

  Regulatory Undertaking.

        See "Section 16—Certain Legal Matters; Regulatory Approvals—Regulatory Undertakings."

  Access to Information.

        Subject to applicable law and certain exceptions, the Merger Agreement provides that prior to the Merger Effective Time, Viropharma and its subsidiaries will (i) afford to SPHIL and its representatives reasonable access upon reasonable advance notice and during normal business hours to all their respective properties, assets, books, records, contracts, permits, documents, information, directors, officers and employees, but only to the extent that such access does not unreasonably interfere with the business or operations of ViroPharma and its subsidiaries and (ii) furnish to SPHIL any information concerning its business, assets, liabilities, employees and other aspects of ViroPharma and its subsidiaries as SPHIL may reasonably request, including information concerning ViroPharma's compliance with its obligations to use commercially reasonable efforts to continue current plans to develop subcutaneous and low-volume intravenous formulations of Cinryze (and ViroPharma will keep SPHIL reasonably informed on a reasonably current basis, and consider in good faith SPHIL's views, with respect thereto).

  Director and Officer Indemnification and Insurance.

        The Merger Agreement provides that any indemnification or other agreements of ViroPharma in effect on the date of the Merger Agreement will be assumed by the surviving corporation at the Merger Effective Time, will continue in full force and effect in accordance with their terms and may not be modified in any manner that would affect adversely the rights of individuals who were directors, officers, employees or agents of ViroPharma and its subsidiaries at or prior to the Merger Effective Time.

        SPHIL and Purchaser have agreed that the certificate of incorporation and bylaws of the surviving corporation will contain provisions no less favorable with respect to all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Merger Effective Time in favor of both the current and former directors and/or officers of ViroPharma and its subsidiaries than are provided in ViroPharma's and its subsidiaries' respective organizational documents as of the date of the Merger Agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Merger Effective Time in any manner that would affect adversely the rights of individuals who were directors, officers or employees of ViroPharma and its subsidiaries at or prior to the Merger Effective Time.

        From the Offer Closing through the sixth anniversary of the Merger Effective Time, SPHIL has agreed that it will, or will cause the surviving corporation to, maintain in effect ViroPharma's current directors' and officers' liability insurance for acts or omissions occurring prior to the Merger Effective Time on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date of the Merger Agreement. In satisfying its obligations described in this paragraph, SPHIL will not be obligated to pay an annual premium (or, in the case of a "tail policy," an aggregate amount) for such insurance in excess of 300% of the annual premium currently paid by ViroPharma for such insurance.

  Employee Matters.

        The Merger Agreement provides that, for a period of two years following the Offer Closing, SPHIL agrees to provide to each employee of ViroPharma and its subsidiaries who is employed as of immediately prior to the Offer Closing and who remains employed during such period (collectively, the "ViroPharma Employees"), compensation (excluding equity incentive opportunities) and benefits that are substantially comparable in the aggregate to the compensation and benefits (excluding equity incentive opportunities) provided to such ViroPharma Employee immediately prior to the Offer Closing. In addition, if any ViroPharma Employee (other than an employee who is party to a change of control agreement with ViroPharma, whose rights shall be governed by the terms of such agreement) incurs a qualifying termination of employment within two years following the Offer Closing, SPHIL agrees to provide severance payments and benefits to such ViroPharma Employee in accordance with the terms and conditions of specified severance arrangements. After the period of two years following the Offer Closing, each ViroPharma Employee will be eligible to receive compensation and benefits, including severance benefits, which are substantially similar to those provided at the time to then similarly situated employees of SPHIL and its subsidiaries.

        The Merger Agreement also provides that, with certain exceptions, service credit will be provided to ViroPharma Employees for purposes of vesting, eligibility to participate and benefit accrual under certain employee benefit plans of SPHIL and its subsidiaries.

  Approval of Compensation Arrangements.

        Pursuant to the Merger Agreement, ViroPharma has agreed not to enter into, establish, amend or modify any plan, program, agreement or arrangement pursuant to which compensation is paid or payable, or pursuant to which benefits are provided, to any ViroPharma employee unless prior thereto, the compensation committee of the ViroPharma Board comprised solely of "independent directors" within the meaning of the applicable NASDAQ rules and Rule 14d-10(d)(2) of the Exchange Act have taken all necessary steps to (a) approve the plan, arrangement, program, agreement or arrangement as an "employment compensation, severance or other employee benefit" within the meaning of Rule 14d-10(d)(1) under the Exchange Act and (b) satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to such plan, program, agreement or arrangement.

  ViroPharma Convertible Notes.

        Pursuant to the Merger Agreement, ViroPharma has agreed to comply with the terms of the indenture governing the ViroPharma Convertible Notes with respect to any right of holders to convert the ViroPharma Convertible Notes or with respect to ViroPharma's obligation to repurchase the ViroPharma Convertible Notes from the holders thereof as a result of the transactions contemplated by the Merger Agreement, including the delivery of any and all appropriate notices required by the terms of the indenture.

  Call-Spread Warrants and Hedge Options.

        Pursuant to the Merger Agreement, ViroPharma has agreed to cause its representatives to, cooperate with SPHIL at its request in connection with any discusssions, negotiations, or agreements with the counterparty to certain call-spread warrants and hedge options related to the ViroPharma Convertible Notes with respect to any determination or computation in connection with such call-spread warrants and hedge options, including with respect to any cash amounts or Shares that may be receivable, issuable, deliverable or payable by ViroPharma pursuant thereto. ViroPhrama has agreed not to, and to cause its representatives not to, enter into any discussions, negotiations or agreements with respect to the foregoing without SPHIL's prior written consent, and to keep SPHIL fully informed of all such discussions and negotiations.

  Sanquin Matters.

        Pursuant to the Merger Agreement, to the extent permitted by applicable law and ViroPharma's relevant contractual obligations, ViroPharma has agreed to keep SPHIL reasonably informed on a reasonably current basis of (i) any developments, discussions or negotiations related to or arising out of any inspections of the facilities maintained by Stichting Sanquin Bloodvoorziening or any of its affiliates (collectively, "Sanquin"), (ii) any communications or notices from the FDA or any analagous health authority in respect of such inspections (including any such communication or notice disclosed to ViroPharma by Sanquin) and (iii) any responses made to any such communications or notices, including in connection with a certain warning letter sent from the FDA to Sanquin.

  Conditions to the Offer.

        See "Section 15—Conditions to the Offer."

  Conditions to the Merger.

        The obligations of each party to consummate the Merger are subject to the satisfaction or waiver of the following conditions:

  •
  No applicable law or other legal restraint that has the effect of preventing the consummation of the Merger is in effect; and

  •
  the Offer has been consummated and Purchaser has accepted for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer.

  Termination.

        The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Merger Effective Time:

        (a)   by mutual written consent of SPHIL, Purchaser and ViroPharma;

        (b)   by either ViroPharma or SPHIL, if:

            (i)  the Offer Closing has not occurred prior to August 12, 2014 (the "Termination Date"); provided, that if, as of the Termination Date, one or more of the conditions described under clause (ii) or paragraph (A) or (B) of clause (iii) of "Section 15—Conditions to the Offer" (including the expiration or termination of the applicable waiting period under the HSR Act or the termination of review or approval of the transaction by the UK OFT) have not been satisfied or waived, then, upon notice given by SPHIL or ViroPharma not later than 6:00 p.m., Eastern time, on the Termination Date, the Termination Date will be extended to October 14, 2014; provided, further, that the right to terminate the Merger Agreement or extend the Termination Date pursuant to this provision is not available to any party whose failure to perform any of its obligations under the Merger Agreement has resulted in the failure of the Offer Closing to occur prior to such date; or

           (ii)  any law or legal restraint that has the effect of preventing the consummation of the Offer or the Merger, or delaying the consummation of the Offer or the Merger beyond the Termination Date, is in effect and has become final and nonappealable; provided, that the right to terminate the Merger Agreement under this provision is not available to any party whose failure to perform any of its obligations under the Merger Agreement has resulted in such legal restraint being or remaining in effect;

        (c)   prior to the Offer Closing, by SPHIL, if:

            (i)  an Adverse Recommendation Change has occurred or if, at any time after the receipt of a public announcement of a Takeover Proposal, the ViroPharma Board fails to publicly reaffirm the ViroPharma Board Recommendation as promptly as practicable (but in any event within five business days) after receipt of a written request by SPHIL to do so;

           (ii)  ViroPharma intentionally or materially breaches any of its obligations described above under "—No Solicitation"; or

          (iii)  ViroPharma breaches or fails to perform any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach or failure to perform (A) would give rise to the failure of a condition described in paragraph (D) or (E) of clause (iii) of "Section 15—Conditions to the Offer" and (B) is incapable of being cured by ViroPharma by the Termination Date or, if capable of being cured by ViroPharma by the Termination Date, ViroPharma does not cure such breach or failure within 30 days, and commence to cure such breach or failure within five business days, after its receipt of written notice thereof from SPHIL;

        (d)   prior to the Offer Closing, by ViroPharma:

            (i)  if SPHIL or Purchaser breaches or fails to perform any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach or failure to perform (A) is incapable of being cured by SPHIL or Purchaser by the Termination Date or, if capable of being cured by SPHIL by the Termination Date, SPHIL or Purchaser does not cure such breach or failure within 30 days, and commence to cure such breach or failure within five business days, after its receipt of written notice thereof from ViroPharma or (B) in any way would reasonably be expected to prevent, materially impede or materially delay the consummation by SPHIL or

  Purchaser of the Offer, the Merger or the other transactions contemplated by the Merger Agreement; or

           (ii)  in order to enter into a definitive agreement with respect to a Superior Proposal in accordance with the terms described above under "—No Solicitation."

        (e)   prior to the Offer Closing, by SPHIL or Purchaser, if the Offer has expired in accordance with its terms and has not been extended by Purchaser, and Purchaser has not accepted for payment within three business days following such expiration all Shares validly tendered and not validly withdrawn; provided, that the right to terminate the Merger Agreement under this provision is not available to SPHIL if SPHIL or Purchaser is then in breach of its obligations under the Merger Agreement to accept such shares for payment.

        In the event of the termination of the Merger Agreement in accordance with its terms, the Merger Agreement will become void and of no effect (except for the payment obligations described under the sections below entitled "—ViroPharma Termination Fee" and "—SPHIL Termination Fee"), without any liability or obligation on the part of SPHIL, Purchaser or ViroPharma or their respective subsidiaries, officers or directors, except that the termination of the Merger Agreement will not relive or release any party from any liability arising out of its willful breach of the Merger Agreement or any fraud.

  ViroPharma Termination Fee.

        ViroPharma has agreed to pay SPHIL a termination fee of $127,140,000 in cash (the "ViroPharma Termination Fee"), if the Merger Agreement is terminated:

  •
  by SPHIL pursuant to the termination right described above under clause (c)(i) or (c)(2) of "—Termination" or by ViroPharma pursuant to the termination right described above under clause (d)(ii) of the section above entitled "—Termination"; or

  •
  in the event that (i) prior to the termination of the Merger Agreement, any Takeover Proposal (for purposes of this paragraph only, substituting 50% for the 20% thresholds contained in the definition of "Takeover Proposal" described above under "—No Solicitation") is publicly proposed or publicly disclosed or otherwise communicated to the ViroPharma Board and not publicly and unconditionally withdrawn, (ii) the Merger Agreement is terminated by SPHIL or ViroPharma pursuant to the termination right described above under clause (b)(i) or clause (e) under the section above entitled "—Termination") (unless SPHIL or Purchaser was, at the time of a termination by ViroPharma pursuant to clause (e), in breach of its obligation to accept the Shares for payment) or by SPHIL pursuant to the termination right described under clause (d)(1) under "—Termination" and (iii) within twelve months after termination of Merger Agreement, (A) ViroPharma enters into any acquisition agreement or other definitive agreement or contract providing for, or the ViroPharma Board recommends to ViroPharma's stockholders, any Takeover Proposal or (B) a transaction in respect of any Takeover Proposal has been consummated.

        The parties agree that the payment of the ViroPharma Termination Fee will be the sole and exclusive remedy available to SPHIL and Purchaser in the event it becomes due and payable, and, upon payment of the ViroPharma Termination Fee, ViroPharma will have no further liability to SPHIL and Purchaser.

  SPHIL Termination Fee.

        SPHIL has agreed to pay ViroPharma a reverse termination fee of $200,000,000 in cash (the "SPHIL Termination Fee"), if the Merger Agreement is terminated pursuant to any termination right described under clause (b) of the section above entitled "—Termination" and, at the time of such termination, (A) one or more of the conditions described in clause (ii) or paragraph (a) or (b) of clause (iii) of "Section 15—Conditions to the Offer" have not been satisfied or waived solely as a result of any applicable competition law or any "Burdensome Condition" (as defined below under "Section 16—Certain Legal Matters; Regulatory Approvals—Regulatory Undertakings") and (B) all of the other conditions described in clauses (ii) and (iii) of "Section 15—Conditions to the Offer" have been satisfied or waived (or would be satisfied if the Offer Closing were to occur on the date of such termination). However, no SPHIL Termination Fee will be payable if ViroPharma's failure to perform any of its obligations under the Merger Agreement has materially contributed to the failure of the conditions described in clause (ii) or paragraph (A) or (B) of clause (iii) of "Section 15—Conditions to the Offer" to be satisfied.

        The parties agree that the payment of the SPHIL Termination Fee will be the sole and exclusive remedy available to ViroPharma in the event it becomes due and payable, and, upon payment of the SPHIL Termination Fee, SPHIL and Purchaser will have no further liability to ViroPharma under the Merger Agreement.

  Fees and Expenses.

        All fees and expenses incurred in connection with the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

  Amendment; Waiver.

        Any provision of the Merger Agreement may be amended by the parties at any time, except that after the Offer Closing, the parties may not approve any amendment that would decrease the merger consideration or that would require approval from the stockholders. Any amendment to the Merger Agreement after the Offer Closing will require the approval of a majority of the Continuing Directors.

  Shire Guarantee.

        The Merger Agreement provides that Shire irrevocably and unconditionally guarantees to ViroPharma the due and punctual performance of the obligations of SPHIL and Purchaser thereunder.

  The Confidentiality Agreement.

        ViroPharma and SPHIL entered into a confidentiality agreement dated as of June 20, 2013 (the "Confidentiality Agreement"). As a condition to being furnished Proprietary Information (as defined in the Confidentiality Agreement), SPHIL agreed, subject to certain exceptions, that, for a period of three years from the date of the Confidentiality Agreement, it would, and would use commercially reasonable measures to cause its representatives to, keep such Proprietary Information confidential and use it solely for the purpose of considering, evaluating, negotiating and/or implementing a possible transaction with, acquisition of or business combination with ViroPharma. The Confidentiality Agreement also restricts for a period of one year the ability of SPHIL and its affiliates to, among other things: (i) seek, offer or propose to effect, or announce any intention to effect, any acquisition of any securities or material assets of ViroPharma or its subsidiaries or any "solicitation" of "proxies" (as such terms are used in the proxy rules of the SEC) to vote any voting securities of ViroPharma or any of its subsidiaries, (ii) make any public disclosure or take any other action that would reasonably be expected to require ViroPharma to make any public disclosure with respect to the foregoing or (iii) otherwise act alone or in concert with others, to seek to control, advise, change or influence, in any manner, the management, ViroPharma Board, governing instruments, policies or affairs of ViroPharma and (c) restrict for a period of twelve months the ability of SPHIL and its affiliates to hire or solicit for hire certain employees of ViroPharma and its subsidiaries.

        The foregoing summary description of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreement, which Purchaser has filed as an exhibit to the Schedule TO, and which you may examine and copy as set forth in "Section 8—Certain Information Concerning ViroPharma" above.

14.  Dividends and Distributions.

        As discussed in "Section 13—The Transaction Documents—The Merger Agreement—Operating Covenants," pursuant to the Merger Agreement, from the date of the Merger Agreement until the Merger Effective Time, except as required by law or the rules of NASDAQ or consented to in writing by ViroPharma (which consent shall not be unreasonably withheld, conditioned or delayed), ViroPharma has agreed not to, and not to permit any of its subsidiaries to: (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, property, stock or other securities) in respect of, any of its equity securities, except for dividends by a direct or indirect wholly owned subsidiary of ViroPharma to its parent, (ii) split, combine or reclassify any of its equity securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of such securities or (iii) purchase, redeem or otherwise acquire any equity securities of ViroPharma or any of its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities (except in accordance with certain existing obligations).

15.  Conditions to the Offer.

        Pursuant to the Merger Agreement, Purchaser is not required to accept for payment or, subject to the applicable rules and regulations of the SEC, pay for any tendered Shares, if:

          (i)  the Minimum Condition is not satisfied as of the Expiration Time;

         (ii)  any waiting period or review period (and any extension thereof) applicable to the Offer or the Merger under any competition law (including with respect to any HSR Filing and any filing with the UK OFT) has not been terminated or has not expired and any other approval that is required to consummate the Offer or the Merger under any competition law has not been obtained (or any such waiting period or review period has terminated or expired, or any such approval has been obtained, subject to or conditioned upon the imposition of a Burdensome Condition);

        (iii)  any of the following events exist as of the Expiration Time or immediately prior to the Offer Closing:

          (A)  any applicable law or judgment has been enacted, enforced, amended, issued, in effect or deemed applicable to the Offer, by any governmental authority (other than the application of the waiting period provisions of any competition law applicable to the Offer or the Merger) that would directly or indirectly, make illegal or otherwise prohibit or materially delay consummation of the Offer of the Merger;

          (B)  there is instituted or pending any claim, suit, action or proceeding by any government entity seeking any of the consequences referred to in paragraph (A) above or seeking a Burdensome Condition;

          (C)  following the execution of the Merger Agreement, there has occurred any state of facts, condition, change, development or event which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect (as defined below);

          (D)  (1) (A) any of the representations and warranties of ViroPharma relating to its capitalization are not true and correct in all but de minimis respects, (B) any of the representations and warranties of ViroPharma relating to its authority, brokers's or similar fees, opinion of the financial advisor, or its corporate existence and power that are qualified as to materiality or

  Material Adverse Effect are not true and correct in all respects, and any such representations or warranties that are not so qualified are not true and correct in any material respect or (C) the representation and warranty of Viropharma relating to the existence of any events that have had or would reasonably be expected to have had a Material Adverse Effect prior to the date of the Merger Agreement is not true and correct in all respects, in each case as of the date of the Merger Agreement and at all times prior to the Offer Closing as if made at and as of such time, except to the extent such representations and warranties relate to an earlier time (in which case on and as of such earlier time); (2) any representations and warranties of Viropharma set forth in the Merger Agreement (other than those listed in the preceding clause (1)) are not true and correct as of the date of the Merger Agreement and at all times prior to the Offer Closing as if made at and as of such time, except to the extent such representations and warranties relate to an earlier time (in which case on and as of such earlier time), except in the case of this clause (2) to the extent that the facts or matters as to which such representations and warranties are not so true and correct (without giving effect to any qualifications and limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect;

          (E)  ViroPharma fails to perform in any material respect any of its obligations, agreements or covenants to be performed by it under the Merger Agreement and such failure to perform has not been cured;

          (F)  SPHIL and Purchaser have not received a certificate executed by a duly authorized officer of ViroPharma dated as of the Expiration Time conforming on behalf of ViroPharma that the conditions contained in (C), (D) and (E) of this paragraph (iii) are duly satisfied immediately prior to the Offer Closing;

          (G)  ViroPharma enters into a definitive agreement or agreement in principal with any person (other than SPHIL or Purchaser) with respect to a Takeover Proposal; or

          (H)  the ViroPharma Board makes an Adverse Recommendation Change.

        (iv)  Purchaser and SPHIL have reached an agreement that the Offer or the Merger Agreement be terminated, or the Merger Agreement is otherwise terminated in accordance with its terms.

        As used in the Merger Agreement, "Material Adverse Effect" means any state of facts, condition, change, development or event (each, an "Event") that, individually or in the aggregate, (i) results in or is reasonably likely to result in a material adverse effect on the business, assets, liabilities, properties, financial condition or results of operations of ViroPharma and its subsidiaries, taken as a whole or (ii) prevents, materially impedes or materially delays the consummation of the Offer or the Merger to a date following the Termination Date, excluding, in the case of clause (i) above, any adverse effect to the extent resulting from: (A) any Events generally affecting the industry in which ViroPharma primarily operates, or the economy, or financial, capital, currency exchange or commodities markets, or business, regulatory, market or political conditions in the United States or elsewhere in the world; (B) any Events arising from or otherwise relating to any natural disaster, act of God, outbreak or escalation of hostilities, act of terrorism or war; (C) any failure, in and of itself, by ViroPharma to meet any internal or published projections, forecasts or revenue or earnings predictions (whether such projections, forecasts or predictions were made by ViroPharma or independent third parties); (D) any Events resulting from or arising out of any change in United States GAAP or changes in applicable law or the interpretation thereof by governmental entities, in each case after the date of the Merger Agreement; (E) any Events (including any loss of employees or any loss of, or any disruption in, supplier, customer, licensor, licensee, partner or similar relationships) attributable to the announcement or pendency of the Offer, the Merger or any of the other transactions contemplated by this Merger Agreement or the identity of SPHIL or Purchaser; (F) any Events resulting from changes in the market price or trading volume of the Shares; (G) the determination by, or delay of a determination by, the

FDA or any other health authority, or any panel or advisory body empowered or appointed thereby, after the date of the Merger Agreement, with respect to the approval or non-approval of new products, new methods of delivery or new dosages for existing products, of ViroPharma or its subsidiaries or any of ViroPharma's collaboration partners or competitors; (H) the result of any clinical trial sponsored by ViroPharma, any of ViroPharma's subsidiaries or any of ViroPharma's collaboration partners or competitors; or (I) any action by ViroPharma that is expressly required by the Merger Agreement or taken at the written request of SPHIL or Purchaser; except in the case of clauses (A), (B) and (D), any Event which disproportionately affects, individually or together with other Events, in a material way, ViroPharma and its subsidiaries when compared to other persons operating in the industry in which ViroPharma and its subsidiaries operate (it being understood that the exclusions set forth in clauses (C) and (F) will not prevent or otherwise affect a determination that any Event underlying or that contributed to such failure or change has resulted in or contributed to a Material Adverse Effect).

16.  Certain Legal Matters; Regulatory Approvals.

  Regulatory Matters.

  General.

        Based on our examination of publicly available information filed by ViroPharma with the SEC and other publicly available information concerning ViroPharma, we are not aware of any governmental license or regulatory permit that appears to be material to ViroPharma's business that might be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that, except as described below under "—State Takeover Statutes," such approval or other action will be sought. However, except as described under "—Antitrust," there is no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. We are unable to predict whether we will determine that we are required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to ViroPharma's business or certain parts of ViroPharma's business might not have to be disposed of, any of which may give us the right to terminate the Offer without the purchase of Shares thereunder. Our obligation under the Offer to accept for payment and pay for Shares is subject to the conditions set forth in "Section 15—Conditions to the Offer."

  Delaware Law.

        As a Delaware corporation, ViroPharma is subject to Section 203 of the DGCL. In general, Section 203 of the DGCL prevents a Delaware corporation from engaging in a "business combination" (defined to include mergers and certain other actions) with an "interested stockholder" (including a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) for a period of three years following the date such person became an "interested stockholder" unless, among other things, the "business combination" is approved by the board of directors of such corporation before such person became an "interested stockholder." ViroPharma has represented to us in the Merger Agreement that it has taken all action required to be taken in order to exempt the Offer, the Merger, the Merger Agreement and the other transactions contemplated thereby from the restrictions on business combination of Section 203 of the DGCL.

  State Takeover Statutes.

        A number of states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. ViroPharma, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which may have enacted such laws. Except as described herein, we do not know whether any of these laws will, by their terms, apply to the Offer or the Merger, and we have not attempted to comply with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or the Merger, we believe that there are reasonable bases for contesting the application of such laws.

        In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

        If any government official or third party seeks to apply any state takeover law to the Offer or the Merger, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See "Section 15—Conditions to the Offer."

  U.S. Antitrust.

        Under the HSR Act and the rules that have been promulgated thereunder, certain acquisition transactions may not be consummated unless Premerger Notification and Report Forms have been filed with the Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer and the Merger is subject to such requirements.

        Each of SPHIL and ViroPharma currently expect to file a Premerger Notification and Report Form under the HSR Act with respect to the Offer and the Merger with the Antitrust Division and the FTC on or around November 25, 2013. The waiting period applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m., New York City time, 15 calendar days after SPHIL makes such filing, but the period may be shortened if the FTC or the Antitrust Division, as applicable, grants "early termination" of the waiting period, or it may be lengthened if SPHIL voluntarily withdraws and refiles its Premerger Notification and Report Form in order to restart the 15-day waiting period, or if the reviewing agency issues a formal request for additional information or documentary material. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, ten calendar days after substantial compliance with such request. Thereafter, such waiting period can be extended only by court order or agreement of SPHIL, ViroPharma, Purchaser and the Antitrust Division or the FTC, as applicable.

  United Kingdom Antitrust.

        Under the United Kingdom Enterprise Act 2002, which will apply to the Offer and the Merger, the UK OFT has a duty to refer the proposed acquisition to the Competition Commission if the UK OFT believes that it is or may be the case that: (i) the acquisition will result in the creation of a relevant merger situation; and (ii) the creation of that situation may be expected to result in a substantial lessening of competition within any market or markets in the United Kingdom for goods or services. The OFT may however accept undertakings in lieu of reference, in order to remedy competition concerns arising from the acquisition.

        Where the UK OFT decides to refer, the Competition Commission must determine whether the proposed acquisition may be expected to have an anti-competitive outcome. If no such outcome is anticipated, the Competition Commission will issue a clearance decision. Where, however, adverse effects may be expected to result from the acquisition, the Competition Commission can either prohibit the acquisition or else order that remedies be implemented in order to mitigate or prevent such adverse effects.

        Purchaser intends to file an informal submission in respect of the Offer and the Merger with the UK OFT, so that the UK OFT may assess whether to refer the Offer and the Merger to the Competition Commission.

  Other Antitrust Approvals.

        Except as described above, we are not currently aware of any antitrust or merger control statutes or regulations of foreign countries that would require the filing of information with, or the obtaining of the approval of, antitrust or competition authorities therein with respect to the purchase of Shares pursuant to the Offer or the Merger.

  Regulatory Review.

        The Antitrust Division, the FTC and the UK OFT frequently scrutinize the legality of transactions such as the Offer or the Merger under applicable antitrust and competition laws. At any time before or after the consummation of any such transactions, these authorities could take such actions as they deem necessary or desirable, including seeking to enjoin the purchase of Shares pursuant to the Offer or the Merger, divestiture of the Shares so acquired or divestiture of Shire's or ViroPharma's assets. In some cases, private parties may also bring legal action under the antitrust laws. There can be no assurance that a challenge to the Offer or the Merger on antitrust or competition grounds will not be made, or if such a challenge is made, what the result will be. If any applicable waiting period has not expired or been terminated or any termination or approval required to consummate the Offer or the Merger has not been obtained, we will not be obligated to accept for payment or pay for any tendered Shares unless and until such approval or termination has been obtained or such applicable waiting period has expired or been terminated. See "Section 15—Conditions to the Offer" for certain conditions to the Offer, including conditions with respect to certain governmental actions and "Section 13—The Transaction Documents—The Merger Agreement—Termination" for certain termination rights pursuant to the Merger Agreement with respect to certain governmental actions.

  Regulatory Undertakings.

        The parties have agreed, as promptly as practicable following the date of the Merger Agreement (but in no event later than November 25, 2013), to file all materials initially required to be filed under the HSR Act in connection with the transactions contemplated by the Merger Agreement (an "HSR Filing"). In addition, the parties have agreed, as promptly as practicable following the date of the Merger, to make all other filings necessary or appropriate under any other applicable foreign competition law in connection with the transactions contemplated by the Merger Agreement.

        Each of the parties has agreed to use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including using its reasonable best efforts to accomplish: (i) the satisfaction of the conditions described in "Section 15—Conditions to the Offer," (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, clearances, orders and authorizations from, and the giving of any necessary notices to, governmental authorities and other persons, (iii) the taking of all reasonable steps to provide any supplemental information requested by a governmental authority, including participating in meetings with officials of such authority in the course of its review of the Merger Agreement or the transactions contemplated by the Merger Agreement and (iv) the execution and delivery of any additional instruments necessary to consummate and make effective the transactions contemplated by the Merger Agreement.

        In furtherance and not in limitation of the foregoing, if any objections are asserted with respect to the Offer, the Merger or the transaction contemplated by the Merger Agreement under any competition law or if any suit is instituted (or threatened to be instituted) by the FTC, the Antitrust Division or any other applicable governmental authority or any private party, challenging the Offer, the Merger or any other transactions contemplated by the Merger Agreement as violative of any competition law, or which would otherwise prohibit or materially impair or materially delay the consummation of the transactions contemplated by the Merger Agreement, each of the parties has agreed to use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by the Merger Agreement as expeditiously as reasonably practicable.

        In this context, "reasonable best efforts" will include, without limitation, (i) defending any lawsuits or other legal proceedings, whether judicial or administrative, that challenge the Merger Agreement, the Offer, the Merger or any other transaction contemplated by the Merger Agreement; (ii) seeking to have lifted, vacated or reversed any stay, injunction, temporary restraining order, or other restraint entered by any court or other governmental authority; (iii) divesting, disposing of, or transferring any assets or entities; (iv) granting licenses; (v) entering into hold-separate agreements; (vi) making commitments as to future conduct or operations; and (vii) agreeing to do or permitting to be done any of the foregoing, except that SPHIL and its subsidiaries (including Purchaser) will not be required to take any of the actions described in clauses (iii) through (vii) (x) with respect to Firazyr or Cinryze (including any alternative low volume formulation of Cinryze or any formulation utilizing subcutaneous administration) or (y) to the extent that such action or actions unrelated to Firazyr or Cinryze would reasonably be expected to be, individually or in the aggregate, materially adverse to SPHIL, ViroPharma and their respective subsidiaries, taken as a whole (any such action, a "Burdensome Condition").

        Notwithstanding anything in the Merger Agreement to the contrary, to the extent permitted by applicable law, SPHIL will control and lead all communications, defense, litigation, negotiations and strategy relating to the HSR Act or any other competition law relating to any of the transactions contemplated by the Merger Agreement, except that each party will be responsible for and control its HSR Filing, its filing with the UK OFT, if any, and its responses to governmental entities with respect to such filings. SPHIL will consult with and consider in good faith the comments of ViroPharma in connection with any such communication, defense, litigation, negotiation or strategy relating to the HSR Act or any other competition law and, to the extent reasonably practicable and to the extent permitted by applicable law, will give ViroPharma the opportunity to attend and participate in any meeting or conference with any governmental authority or, in connection with any proceeding by a private party, with any other person relating to the HSR Act or any other competition law regarding any of the transactions contemplated by the Merger Agreement.

  Obligation to Extend the Offer.

        Purchaser may extend the Offer on one or more occasions, without the consent of the ViroPharma, if at any scheduled Expiration Time, any condition to the Offer described in "Section 15—Conditions to the Offer" has not been satisfied or waived or if such extension is otherwise required by applicable law or any rule, regulation, interpretation or position of the SEC or its staff applicable to the Offer.

        In addition, to the extent requested in writing by ViroPharma prior to any scheduled Expiration Time, Purchaser has agreed to extend the Offer on one or more occasions in consecutive increments of not more than ten business days (but not beyond the Termination Date) if certain conditions are not satisfied or waived at any scheduled Expiration Time (including the expiration or termination of the applicable waiting period under the HSR Act, or the termination of review or approval of the transaction by the UK OFT) and it is reasonably expected that such conditions will be satisfied prior to the Termination Date. See "Section 13—The Transaction Documents—The Merger Agreement—Extensions of the Offer."

  SPHIL Termination Fee.

        See "Section 13—The Transaction Documents—The Merger Agreement—SPHIL Termination Fee."

  Litigation Related to the Merger.

        As of November 22, 2013, three purported Company stockholders separately filed putative class action lawsuits in the Delaware Court of Chancery against the Company, the members of the Board, Purchaser, SPHIL, and in two instances, Shire (collectively, the "Defendants"). The actions are captioned Bradley v. ViroPharma Incorporated, et al., C.A. No. 9104-VCG (which does not name Shire as a defendant); Manley v. ViroPharma Incorporated, et al., C.A. No. 9108-VCG; and Turbow v. ViroPharma Incorporated, et al., C.A. No. 9111-VCG. Generally, the allegations are that the Defendants breached, and/or aided breaches of, fiduciary duties owed to the Company's public stockholders by, among other things, engaging in an improper process, agreeing to a transaction price that does not adequately compensate stockholders and agreeing to preclusive deal protection devices in the Merger Agreement. All complaints seek, among other things, to enjoin the Defendants from consummating the Merger, damages, and an award of attorneys' fees and costs.

17.  Fees and Expenses.

        Morgan Stanley & Co. International Plc and Lazard Frères & Co. LLC (the "Shire Financial Advisors") are acting as financial advisors to Shire in connection with the Offer and the other transactions contemplated by the Merger Agreement, for which services each of the Shire Financial Advisors will receive reasonable and customary compensation. We have also agreed to reimburse each of the Shire Financial Advisors for certain reasonable out-of-pocket expenses and to indemnify each of the Shire Financial Advisors against certain liabilities, including certain liabilities under the U.S. federal securities laws. In the ordinary course of business, the Shire Financial Advisors and their respective successors and affiliates may trade Shares for their own accounts and accounts of customers, and, accordingly, may at any time hold a long or short position in the Shares.

        We have retained MacKenzie Partners, Inc. to act as the Information Agent and Deutsche Bank Trust Company Americas to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.

        We will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

18.  Miscellaneous.

        The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any U.S. or foreign jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser. We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state.

        No person has been authorized to give any information or make any representation on behalf of Purchaser, SPHIL or any of their respective affiliates not contained in this Offer to Purchase or in the related Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

        We have filed with the SEC a Schedule TO, together with exhibits thereto, furnishing certain additional information with respect to the Offer, and may file amendments to our Schedule TO. In addition, ViroPharma has filed the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits thereto, setting forth the ViroPharma Board Recommendation and furnishing certain additional related information. Our Schedule TO and the Schedule 14D-9 and any exhibits or amendments thereto may be examined and copies may be obtained from the SEC in the manner described in "Section 8—Certain Information Concerning ViroPharma" and "Section 9—Certain Information Concerning Purchaser and SPHIL" above.

Venus Newco, Inc.

November 25, 2013

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF SHIRE

        The name, country of citizenship, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Shire, of which SPHIL is a wholly owned subsidiary, are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to a position with Shire. The principal business address of each director and executive officer is 5 Riverwalk, Citywest Business Campus, Dublin 24, Ireland. Directors are identified by an asterisk.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship
Mathew Emmens*	62	Mr. Emmens has been a director of Shire since March 2003 and has served as the Chairman of the Board since June 2008. He is also a member of the Nomination Committee. He served as a director of Vertex Pharmaceuticals Inc. from March 2004 to May 2012, where he also served as Chairman, Chief Executive Officer and President from May 2009 to May 2012.	United States
Flemming Ornskov, MD*	55

Dr. Ornskov has served as the Chief Executive Officer of Shire since April 2013 and as a director of Shire since January 2013. He is also the Chairman of the Executive Committee of Shire. From 2010 to 2012 he was Chief Marketing Officer and Global Head, Strategic Marketing for General and Specialty Medicine at Bayer. From 2008 to 2010, Dr. Ornskov served as Global President, Pharmaceuticals and OTC at Bausch & Lomb, Inc. Dr. Ornskov served as Non-Executive Chairman of Evotec AG from August 2008 to June 2013 and as a director of PCI Biotech Holding ASA from 2008 until 2013.

			Denmark
Graham Charles Hetherington*	54	Mr. Hetherington has served as Chief Financial Officer and as a director of Shire since July 2008. He is also a member of the Executive Committee of Shire.	United Kingdom
David John Kappler*	66

Mr. Kappler has been a director of Shire since April 2004 and has served as Senior Independent Non-Executive Director since July 2007 and Deputy Chairman since June 2008. He is also Chairman of the Nomination Committee and a member of the Audit, Compliance & Risk Committee. Mr. Kappler has served as a director of InterContinental Hotels Group plc since May 2004. Mr. Kappler also served as Chairman of Premier Foods plc from June 2004 to September 2010.

			United Kingdom

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship
William Murray Burns*	66

Mr. Burns has served as a director of Shire since March 2010, and is a member of the Remuneration Committee, the Nomination Committee and the Science & Technology Committee. He also currently serves as a director of Roche Holdings Ltd, Biotie Therapies Corp., Chugai Pharmaceutical Co., Ltd, Genentech, Inc. and Vestergaard Frandsen. Mr. Burns also served as the Chief Executive Officer of the pharmaceuticals division of Roche Holdings Ltd from 2005 to 2009.

			United Kingdom
David Ginsburg*	61

Dr. Ginsburg has served as a director of Shire since June 2010 and acts as Chairman of the Science & Technology Committee. Dr. Ginsburg is a James V. Neel Distinguished University Professor of Internal Medicine Human Genetics and Pediatrics at the University of Michigan and a Howard Hughes Medical Institute Investigator.

			United States
Susan Saltzbart Kilsby*	55

Ms. Kilsby has been a director of Shire since September 2011 and is the Chairman of the Audit, Compliance & Risk Committee. She was formerly the Chairman of the EMEA Mergers & Acquisitions team at Credit Suisse until 2009, and continues in a part-time senior advisory capacity. She also serves as a director of BBA Aviation plc (since April 2012), Coca Cola HBC (since April 2013) and Green Mountain Coffee Roasters, Inc. (since July 2013), and formerly served as a director of L'Occitane International S.A from January 2010 to December 2012.

			United States and United Kingdom
Anne Elizabeth Minto*	60

Ms. Minto has been a director of Shire since June 2010, and serves as the Chairman of the Remuneration Committee and is a member of the Nomination Committee. She held the position of Group Director, Human Resources at Centrica plc from October 2002 to June 2011, and has acted as a director of Tate & Lyle PLC since December 2012 and ExlService Holdings,  Inc. since March 2013.

			United Kingdom
David Michael Stout*	59

Mr. Stout has been a director of Shire since October 2009 and is a member of the Audit, Compliance & Risk Committee and of the Remuneration Committee. He has been a director of Jabil Circuit, Inc. (since September 2009) and Airgas Inc. (since 1999). He also formerly served as a director of Allos Therapeutics, Inc.

			United States
Steven Gillis	50

Dr Gillis has been a director of Shire since October 2012 and is a member of the Remuneration Committee and Science & Technology Committee. He currently serves as a Managing Director at ARCH Venture Partners having joined the firm in 2005.

			United States
Tatjana Anni Hilde May	48	Ms. May has served as General Counsel and Company Secretary of Shire since May 2001. She is also a member of the Executive Committee of Shire.	United Kingdom

 DIRECTORS AND EXECUTIVE OFFICERS OF SPHIL

        The name, country of citizenship, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of SPHIL are set forth below. The business address of each director and executive officer is 5 Riverwalk, Citywest Business Campus, Dublin 24, Ireland. Directors are identified by an asterisk.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship
Michael Thomas Garry*	57	Mr. Garry has been a director of SPHIL since May 2008. He has also served as a director of Shire Pharmaceuticals Ireland Limited since September 2008.	Ireland
Fearghas MacGilp Kerr Carruthers*	43	Mr. Carruthers has been a director of SPHIL since May 2013. Mr. Carruthers has served as Vice President—Tax of Shire since June 2009. He also previously served as a director of Ernst and Young LLP.	United Kingdom
Anne-Marie Dempsey*	36

Ms. Dempsey has been a director of SPHIL since July 2011 and has served as Secretary since May 2008. She has also been a director of Shire Pharmaceuticals Ireland Limited since July 2011 and has served as Secretary of Shire Pharmaceuticals Ireland Limited since August 2007.

			Ireland
Vincent Dunne*	48	Mr. Dunne has been a director of SPHIL since November 2013. He has also served as a director of Shire Pharmaceuticals Ireland Limited since November 2013.	Ireland

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

        The name, country of citizenship, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Purchaser are set forth below. The business address of each director and officer is 5 Riverwalk, Citywest Business Campus, Dublin 24, Ireland. Directors are identified by an asterisk.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship
Jeffrey Poulton*	46	Mr. Poulton has served as a director and as the President of Purchaser since October 2013. Mr. Poulton has also served as the acting Rare Disease Business Unit Head of Shire since April 2013. He has previously served as Senior Vice President—Americas and Asia-Pacific of Shire from July 2010 to March 2013 and as Senior Vice President—Finance HGT (Human Genetic Therapies) from October 2007 to June 2010.	United States
Jonathan Michael Poole	38

Mr. Poole has served as Treasurer of Purchaser since October 2013. Mr. Poole has also served as Senior Vice President—Finance of Shire since May 2013. Mr. Poole previously served as Senior Vice President—Finance HGT of Shire from June 2010 to May 2013. He also served as Senior Director, Strategic Planning and Portfolio Management of HGT at Shire from September 2008 to June 2010.

			United Kingdom
Ellen Stacy Rosenberg	50

Ms. Rosenberg has served as the Vice President and Secretary of Purchaser since October 2013. Ms. Rosenberg joined Shire in 2007 and has also served as Senior Vice President & Associate General Counsel; US Commercial Counsel of Shire since 2010.

			United States

        Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:

The Depositary for the Offer is:

DEUTSCHE BANK TRUST COMPANY AMERICAS

By Mail:	By Overnight Courier:	By Hand:
Deutsche Bank Trust Company Americas Attn: Corporate Actions 17 Battery Place 8th floor New York, NY 10004	Deutsche Bank Trust Company Americas Attn: Corporate Actions 17 Battery Place 8th floor New York, NY 10004	Deutsche Bank Trust Company Americas Attn: Corporate Actions 17 Battery Place 8th floor New York, NY 10004
By Facsimile: (For Eligible Institutions Only) (212) 616-7610
Confirm Facsimile Transmission: (By: Telephone Only) Call Toll Free: (888) 509-5583

        If you have questions or need additional copies of this Offer to Purchase and the Letter of Transmittal, you can call the Information Agent at its address and telephone number set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016

(212) 929-5500 (Call Collect)
or
 Call Toll Free (800) 322-2885
Email:tenderoffer@mackenziepartners.com